UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Ophthotech Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 18, 2018
Dear Ophthotech Corporation Stockholder:
You are cordially invited to our annual meeting of stockholders on Wednesday, May 23, 2018, beginning at 9:00 a.m., Eastern time, in our offices at One Penn Plaza, 35th Floor, New York, New York 10119. The enclosed notice of annual meeting of stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our board of directors recommends that you vote “FOR” Proposals 1, 2 and 3, in each case as set forth in the proxy statement.
We look forward to seeing you there.

Very truly yours,

David R. Guyer, M.D. Executive Chairman

OPHTHOTECH CORPORATION
One Penn Plaza, 35th Floor
New York, NY 10119
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, May 23, 2018
The 2018 annual meeting of stockholders (the “Annual Meeting”) of Ophthotech Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, May 23, 2018, beginning at 9:00 a.m., Eastern time, at Ophthotech Corporation, One Penn Plaza, 35th Floor, New York, New York 10119, to consider and act upon the following matters:
1.    To elect two class II directors of our board of directors to serve until the 2021 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
2.    To hold a non-binding, advisory vote to approve named executive officer compensation;
3.    To ratify the selection of Ernst & Young LLP as Ophthotech’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 16, 2018 are entitled to notice of and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about April 18, 2018 to all stockholders entitled to vote at the Annual Meeting.

By order of the board of directors,

David R. Guyer, M.D. Executive Chairman
New York, New York
April 18, 2018
YOU MAY OBTAIN ADMISSION TO THE ANNUAL MEETING BY IDENTIFYING YOURSELF AT THE ANNUAL MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON APRIL 16, 2018 WILL BE ADEQUATE IDENTIFICATION.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD.

Page
Information About the Annual Meeting and Voting	1
Votes Required	3
CORPORATE GOVERNANCE	3
Board of Directors	4
How Our Board Is Organized	7
Board Committees	8
Compensation Committee Interlocks and Insider Participation	9
Board Meetings and Attendance	9
Board Processes	10
Board Policies	11
EXECUTIVE OFFICERS	13
EXECUTIVE COMPENSATION	14
Compensation Discussion and Analysis	15
Compensation Committee Report	39
Summary Compensation Table	40
CEO Pay Ratio	43
Grants of Plan-Based Awards Table	44
Outstanding Equity Awards as of December 31, 2017	45
Option Exercises and Stock Vested Table	47
Material Terms of Employment Agreements	48
Potential Payments Upon Termination or Change in Control	48
Additional Narrative Disclosure	51
Securities Authorized for Issuance under Equity Compensation Plans	57
Risk Considerations in Our Compensation Program	57
DIRECTOR COMPENSATION	58
Summary Compensation Table	59
Director Compensation Arrangements	60
AUDIT-RELATED MATTERS	61
Audit Committee Report	62
Audit Fees and Services	62
Pre-Approval Policies and Procedures	63
MATTERS TO BE VOTED ON	63
Proposal 1: Election of Class II Directors	64
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation	64
Proposal 3: To Ratify the Selection of Ernst & Young LLP as Ophthotech’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018	65
OWNERSHIP OF COMMON STOCK	65
Section 16(a) Beneficial Ownership Reporting Compliance	68
OTHER MATTERS	68
Solicitation of Proxies	69
Householding of Annual Meeting Materials	69
Deadline for Submission of Stockholder Proposals for 2019 Annual Meeting of Stockholders	69

i

OPHTHOTECH CORPORATION
One Penn Plaza, 35th Floor
New York, NY 10119

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday May 23, 2018

Information About the Annual Meeting and Voting
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “board of directors” or the “board”) of Ophthotech Corporation (“Ophthotech,” “we” or “us”) for use at the 2018 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 23, 2018, beginning at 9:00 a.m., Eastern time, at Ophthotech Corporation, One Penn Plaza, 35th Floor, New York, New York 10119, and at any adjournment or postponement thereof. On April 16, 2018, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 36,188,161 shares of our common stock, par value $0.001 per share (“common stock”). Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting.
Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:

(1)
You may vote over the Internet. You may vote your shares by following the “Vote by Internet” instructions on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card.

(2)
You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card.

(3)
You may vote by mail. You may vote by completing, dating and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone.

(4)
You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the Annual Meeting. Ballots will be available at the Annual Meeting.

All proxies that are executed or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders in accordance with the stockholders’ instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors’ recommendations on such proposals as set forth in this proxy statement.
After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the Annual Meeting by doing any one of the following things:

•	submitting a new proxy by following the “Vote by Internet” or “Vote by Phone” instructions on the enclosed proxy card up until 11:59 p.m., Eastern time, the day before the Annual Meeting;

•
signing another proxy card and either arranging for delivery of that proxy card by mail prior to the start of the Annual Meeting, or by delivering that signed proxy card in person at the Annual Meeting;

•	giving our Secretary a written notice before or at the Annual Meeting that you want to revoke your proxy; or

•	voting in person at the Annual Meeting.
Your attendance at the Annual Meeting alone will not revoke your proxy.
If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we refer to in this proxy statement collectively as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of class II directors (Proposal 1) and the non-binding, advisory vote to approve named executive officer compensation, or “say-on-pay” vote (Proposal 2) are “non-discretionary” items, meaning that if you do not instruct your brokerage firm on how to vote with respect to any of these proposals, your brokerage firm will not vote with respect to that proposal and your shares will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.
If you plan to attend the Annual Meeting and your shares are held in street name, you must bring an account statement from your brokerage firm showing that you were the beneficial owner of the shares as of the record date (April 16, 2018) in order to be admitted to the Annual Meeting. To be able to vote your shares held in street name at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

Votes Required
The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. The following votes are required for approval of the proposals being presented at the Annual Meeting:
Proposal 1: To Elect Two Class II Directors. The two nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality.
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation, or “Say-on-Pay.” This proposal calls for a non-binding, advisory vote, and accordingly there is no “required vote” that would constitute approval. However, our board, including our compensation committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.
Proposal 3: To Ratify the Selection of Ernst & Young LLP as Ophthotech’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.
This proxy statement and the enclosed proxy card are first being mailed and/or made available to our stockholders on or about April 18, 2018 in conjunction with the delivery of our 2017 annual report to stockholders.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders
to Be Held on Wednesday, May 23, 2018:
This proxy statement and our 2017 annual report to
stockholders are available at www.envisionreports.com/OPHT
for viewing, downloading and printing.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Ophthotech Corporation, One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary, Telephone: (212) 845-8200.

CORPORATE GOVERNANCE

Board of Directors
Members of Our Board of Directors
Set forth below are the names and certain biographical information about each member of our board of directors as of April 16, 2018. The information presented includes each director’s principal occupation and business experience for the past five years and the names of other public companies of which he or she currently serves or has served as a director during the past five years. We believe that all of our directors possess the attributes and characteristics described in “Board Processes—Director Nomination Process.”

Name	Age	Position
David R. Guyer, M.D. (1)	58	Executive Chairman
Glenn P. Sblendorio (2)	62	Chief Executive Officer, President, and Director
Axel Bolte (3)(5)	46	Director
Thomas Dyrberg, M.D., D.M.Sc. (4)(5)	63	Director
Jane P. Henderson (3)	52	Director
David E. Redlick (3)(4)	67	Director
Michael J. Ross, Ph.D. (4)(5)	68	Director

(1)	Dr. Guyer transitioned from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017.

(2)
Mr. Sblendorio joined Ophthotech as our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer effective as of April 1, 2016. Mr. Sblendorio ceased serving as Chief Operating Officer effective as of January 29, 2017 upon the appointment of Keith Westby to such position, and was appointed as President effective as of January 30, 2017. Mr. Sblendorio ceased serving as Chief Financial Officer and Treasurer effective as of April 24, 2017 upon the appointment of David Carroll to such positions. On July 1, 2017, Mr. Sblendorio assumed the position of Chief Executive Officer, in addition to his role as President, upon the transition of Dr. Guyer to Executive Chairman at such time.

(3)	Member of the audit committee.

(4)	Member of the compensation committee.

(5)	Member of the nominating and corporate governance committee.
David R. Guyer, M.D. is a co-founder of our company and beginning in July 2017, serves as our Executive Chairman. Dr Guyer has served as Chairman of our board of directors since our inception in January 2007, and previously served as our Chief Executive Officer from April 2013 through June 2017. Prior thereto, Dr. Guyer served as a Partner at SV Life Sciences Advisers, LLC, a venture capital firm, from 2009 to 2013, and as a Venture Partner at SV Life Sciences from 2006 to 2009. In April 2013, Dr. Guyer resumed his role as Venture Partner at SV Life Sciences. He currently serves on the board of directors of Thrombogenics NV, which is a publicly traded biotechnology company. Dr. Guyer co-founded Eyetech Pharmaceuticals Inc. and served as its Chief Executive Officer and as a member of its board of directors from 2000 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Prior to co-founding Eyetech Pharmaceuticals, Dr. Guyer was a Professor and served as Chairman of the Department of Ophthalmology at New York University School of Medicine. Dr. Guyer received a B.S. from Yale College and an M.D. from Johns Hopkins Medical School. Dr. Guyer completed his ophthalmology residency at Wilmer Ophthalmological Institute, Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. We believe that Dr. Guyer is qualified to serve on our board of directors because of his extensive executive leadership experience, his extensive experience in ophthalmology, his extensive experience in the life sciences industry as an entrepreneur and venture capital investor, and his service on our board of directors and the board of directors of other life sciences companies.

Glenn P. Sblendorio assumed the position of Chief Executive Officer in July 2017, in addition to his role as President, and has served as a member of our board of directors since May 2017. Mr. Sblendorio has served as our President since January 2017 and previously served as our Executive Vice President and Chief Operating Officer from April 2016 to January 2017. In addition, he served as our Chief Financial Officer and Treasurer from April 2016 until April 2017. Mr. Sblendorio previously served as a member of our board of directors from July 2013 through March 2016. Prior to joining us, Mr. Sblendorio served as the President and Chief Financial Officer of The Medicines Company, a publicly traded medical solutions company, from March 2006 until December 2015. Mr. Sblendorio served as Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development at The Medicines Company. Mr. Sblendorio currently serves as a member of the board of directors of Intercept Pharmaceuticals, Inc. and Amicus Therapeutics Inc., both of which are publicly traded biopharmaceutical companies, and previously served on the board of directors of The Medicines Company. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University. We believe that Mr. Sblendorio is qualified to serve on our board of directors because of his extensive executive leadership experience, knowledge of the life sciences industry and service on the board of directors of other life sciences companies.
Axel Bolte has served as a member of our board of directors since August 2007. From March 2003 through January 2017, Mr. Bolte served as investment advisor to HBM Partners AG, a provider of investment advisory services in the life sciences industry. Since February 2017, Mr. Bolte has served as a venture partner to HBM Partners AG. In February 2017, Mr. Bolte also began serving as President and Chief Executive Officer of Inozyme Pharma Inc., a private biotechnology company, and as a Managing Member of Healthcare Advisors GmbH, a private healthcare advisory company. Mr. Bolte currently serves on the boards of directors of Nabriva Therapeutics AG and Allena Pharmaceuticals, Inc., and previously served on the board of directors of PTC Therapeutics, Inc., all of which are publicly traded biotechnology or pharmaceutical companies. Mr. Bolte received a degree in Biochemistry from the Swiss Federal Institute of Technology, Zurich, Switzerland and an M.B.A. from the University of St. Gallen, Switzerland. We believe that Mr. Bolte is qualified to serve on our board of directors because of his many years of service as one of our directors, his extensive experience as a venture capital investor in the life sciences industry and his service on the board of directors of other life sciences companies.
Thomas Dyrberg, M.D., D.M.Sc. has served as a member of our board of directors since August 2007. In December 2000, Dr. Dyrberg joined Novo A/S, a limited liability company wholly-owned by the Novo Nordisk Foundation that is responsible for managing the Foundation’s assets, where he served as Chief Executive Officer until 2015. Dr. Dyrberg has served as a Managing Partner of Novo Ventures since 2015. In 1990, Dr. Dyrberg joined Novo Nordisk A/S, initially working in Health Care Discovery. From 1996 to 2000, he served as an International Clinical Project Manager at Novo Nordisk A/S. Dr. Dyrberg previously served on the board of directors of Veloxis A/S, a publicly traded specialty pharmaceutical company. Dr. Dyrberg received a D.M.Sc. and an M.D. from the University of Copenhagen. Dr. Dyrberg has held research positions at the Hagedorn Research Institute in Denmark, and at the Scripps Research Institute in California. We believe that Dr. Dyrberg is qualified to serve on our board of directors because of his many years of industry experience, his extensive experience as a venture capital investor in the life sciences industry and his service on the board of directors of other life sciences companies.
Jane Pritchett Henderson was elected to our board of directors in January 2018. Ms. Henderson has served as Chief Financial Officer and Senior Vice President of Corporate Development at Voyager Therapeutics, Inc., a publicly-traded clinical-stage gene therapy company, since January 2017. From 2013 to 2016, Ms. Henderson served as Senior Vice President, Chief Financial and Business Officer of Kolltan Pharmaceuticals, Inc., which was a privately held pharmaceutical company, and from 2010 to 2012, Ms. Henderson served as Vice President, Business Development of ISTA Pharmaceuticals, Inc, a publicly-traded specialty pharmaceutical company, until its acquisition by Bausch & Lomb Incorporated. Previously, Ms. Henderson served as Chief Financial Officer and Head of Business Development at Axerion Therapeutics, Inc., and Chief Financial Officer and Chief Business Officer of Panacos Pharmaceuticals, Inc, both privately held biotechnology companies. In addition to her industry experience, Ms. Henderson was managing director and held other senior roles at HSBC Holdings plc, Canadian Imperial Bank of Commerce, Lehman Brothers and Salomon Brothers. Ms. Henderson currently serves on the board of directors of Eleven Biotherapeutics, Inc., a publicly traded biotechnology company. Ms. Henderson received a B.S. in psychology from Duke University. We believe that Ms. Henderson is qualified to serve on our board of directors because of her extensive leadership experience in the life sciences industry and in health care investment banking.
David E. Redlick has served as a member of our board of directors since January 2016 and was named our Independent Lead Director in February 2017. Mr. Redlick has served as a special advisor at Leerink Partners LLC, an investment bank focused on the healthcare industry, since January 2015. Previously, Mr. Redlick worked at Wilmer Cutler

Pickering Hale and Dorr LLP, an international law firm, for over 40 years, serving as a Partner in the Corporate Practice Group until December 2014, and as Senior Counsel from January 2015 to December 2015. During his career at WilmerHale, Mr. Redlick also served as the co-chair of the Life Sciences Group, the co-chair of the Corporate Department and a member of the firm’s Executive Committee. Mr. Redlick received a B.A. from the University of Wisconsin and a J.D. from Harvard Law School. We believe that Mr. Redlick is qualified to serve on our board of directors because of his extensive leadership experience and experience advising life sciences companies.
Michael J. Ross, Ph.D. has served as a member of our board of directors since May 2013. Dr. Ross has served as a Managing Partner at SV Life Sciences, a venture capital firm, since 2002. Dr. Ross served as a Managing Partner at Didyma, LLC, a biotechnology management consulting firm, from 1999 to 2002. Previously, Dr. Ross served as the Chief Executive Officer of CyThera, Inc., Carta Proteomics Inc., MetaXen LLC and Arris Pharmaceutical Corporation. Earlier in his career, Dr. Ross was employed at Genentech, serving in several roles, including Vice President of Development and later Vice President of Medicinal and Biomolecular Chemistry. Dr. Ross serves on the board of directors of Catabasis Pharmaceuticals, Inc., a publicly traded biotechnology company, and the board of overseers of the Thayer School of Engineering at Dartmouth College. Dr. Ross received an A.B. from Dartmouth College, a Ph.D. in chemistry from the California Institute of Technology and completed post doctorate training in molecular biology at Harvard University. We believe that Dr. Ross is qualified to serve on our board of directors because of his extensive executive leadership experience and knowledge of the life sciences industry and his service on the board of directors of other life sciences companies.
Board Composition
Our board of directors is currently authorized to have, and currently consists of, seven members. Our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are Ms. Henderson, Dr. Ross and Mr. Sblendorio, and their term expires at our annual meeting of stockholders to be held in 2020;

•	the class II directors are Mr. Bolte and Mr. Redlick, and their term expires at this year’s Annual Meeting; and

•	the class III directors are Dr. Dyrberg and Dr. Guyer, and their term expires at our annual meeting of stockholders to be held in 2019.
Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors may be removed only for cause by the affirmative vote of the holders of 75% or more of our voting stock.
Board Determination of Independence
Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Mr. Bolte, Dr. Dyrberg, Ms. Henderson, Mr. Redlick or Dr. Ross, representing five of our seven current directors, nor Mr. Ian Smith, who served on our board of directors until our 2017 annual meeting of stockholders, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors has also determined that Ms. Henderson, Mr. Bolte and Mr. Redlick, who comprise our audit committee, Mr. Smith, who served on our audit committee prior to our 2017 annual meeting of stockholders, Mr. Redlick, Dr. Dyrberg and Dr. Ross, who comprise our compensation committee, and Dr. Dyrberg, Mr. Bolte and Dr. Ross, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with Ophthotech, including the transactions described below in “Board Policies—Related Person Transactions,” and all other facts and circumstances our board of directors deemed relevant in determining independence.
Mr. Sblendorio, who was elected as a class I director at the 2017 annual meeting, is an employee and is therefore not “independent.” Dr. Guyer, who is a class III director, is an employee and is therefore also not “independent.”
How Our Board Is Organized
Board Leadership Structure
Dr. Guyer currently serves as the Executive Chairman of our board of directors. Our board believes this leadership role for Dr. Guyer is particularly appropriate for our company given Dr. Guyer’s long history with Ophthotech, his extensive knowledge of and experience with our business and industry and his ability to effectively identify strategic priorities for Ophthotech. Our board also believes that Dr. Guyer’s role of Executive Chairman has promoted effective execution of strategic goals and facilitates information flow between management and our board. As of July 1, 2017, Dr. Guyer completed his transition from Chief Executive Officer to the role of Executive Chairman, and Mr. Sblendorio assumed the position of Chief Executive Officer in addition to his role as President. Our board believes this separate governance structure benefits our company because it enables Mr. Sblendorio to focus his entire energy on running the company while providing for the continued leadership and other contributions from Dr. Guyer.
Because Dr. Guyer is an employee and is therefore not “independent,” our board of directors has appointed Mr. Redlick, an independent director within the meaning of Nasdaq rules (see “Board of Directors—Board Determination of Independence” above), as Independent Lead Director. Mr. Redlick’s duties as Independent Lead Director include the following:

•	chairing meetings of the independent directors in executive session;

•	facilitating communications between other members of our board, our Executive Chairman and our Chief Executive Officer;

•	working with our Executive Chairman and our Chief Executive Officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board;

•
reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Board Processes—Communications with Stockholders” below);

•	consulting with our Executive Chairman and our Chief Executive Officer on matters relating to corporate governance and board performance; and

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.

Our nominating and corporate governance committee evaluates our board leadership structure from time to time and may recommend further alterations of this structure in the future.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board. Copies of the committee charters are posted on the Investor Relations section of our website, which is located at investors.ophthotech.com.
Audit Committee
The members of our audit committee are Ms. Henderson, Mr. Bolte and Mr. Redlick. Ms. Henderson chairs our audit committee. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports and other communications from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our board of directors has determined that Ms. Henderson is an “audit committee financial expert” as defined in applicable SEC rules. We believe that the composition of our audit committee meets the requirements for independence under the current Nasdaq Marketplace Rules and SEC rules and regulations.
The audit committee met five times during 2017.
Compensation Committee
The members of our compensation committee are Mr. Redlick, Dr. Dyrberg and Dr. Ross. Mr. Redlick chairs our compensation committee.
Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Executive Chairman, our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our compensation disclosure required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.
The processes and procedures followed by our compensation committee in considering and determining executive compensation is described below under “Executive Compensation—Compensation Discussion and Analysis.” The processes and procedures followed by our compensation committee in considering and determining director compensation is described below under “Board Processes—Director Compensation Processes.”
The compensation committee met ten times during 2017 and took action by written consent three times.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Dr. Dyrberg, Mr. Bolte and Dr. Ross. Dr. Dyrberg chairs our nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to our board leadership structure;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing a periodic evaluation of our board.
The nominating and corporate governance committee met three times during 2017.
Compensation Committee Interlocks and Insider Participation
During 2017, the members of our compensation committee were Mr. Redlick, Dr. Dyrberg and Dr. Ross. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee are, or have ever been, an officer or employee of Ophthotech.
Board Meetings and Attendance
Our board of directors met ten times during 2017 and took action by written consent seven times. During 2017, each of our incumbent directors attended at least 75% of the aggregate number of board meetings and committee meetings held by all committees of the board on which he or she then served.
Our directors are expected to attend our annual meetings of stockholders. In 2017, all of our then-serving directors attended our annual meeting of stockholders.

Board Processes
Oversight of Risk
Our board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. One of the roles of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks, including cybersecurity; our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning; and our nominating and corporate governance committee oversees risk management activities relating to board composition. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board discuss particular risks.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates may include requests to board members and others for recommendations, evaluation of the performance on our board and its committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board, interviews of selected candidates by members of the committee and our board.
In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines described below under “Corporate Governance Guidelines.” Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment to understand our business and industry.
All of the director nominees for election at the Annual Meeting are current members of our board of directors. The biographies under “Board of Directors—Members of Our Board of Directors” indicate the experience, qualifications, attributes and skills of each nominee that led our nominating and corporate governance committee and our board to conclude that he or she should serve as a director of Ophthotech. Our nominating and corporate governance committee and our board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that our board of directors as a group possess the skill sets and specific experience desired of our board as a whole.
Our nominating and corporate governance committee considers the value of diversity when selecting nominees and believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
Stockholders may recommend individuals for consideration as potential director candidates by submitting the individuals’ names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Secretary at Ophthotech Corporation, One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our bylaws and must be received by us no later than the date referenced below in “Other Matters—Deadline for Submission of Stockholder Proposals for 2019 Annual Meeting of Stockholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications with Stockholders
Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may communicate with our management by writing to our Secretary at Ophthotech Corporation, One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary, or by calling (212) 845-8200. Additional information about contacting Ophthotech is available on the Investor Relations section of our website, which is located at investors.ophthotech.com.
In addition, stockholders who wish to communicate with our entire board may do so by writing to Mr. David E. Redlick, Independent Lead Director, Ophthotech Corporation, One Penn Plaza, 35th Floor, New York, New York 10119. Communications will be forwarded to other directors if they relate to substantive matters that the Independent Lead Director, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.
Director Compensation Processes
Our director compensation program is administered by our board of directors with the assistance of the compensation committee and our independent compensation consultant. The compensation committee conducts an annual review of director compensation and makes recommendations to the board with respect thereto. As part of the process for reviewing our director compensation, our independent compensation consultant provides, and our compensation committee considers, market data for director compensation programs at peer companies in the group selected.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Ophthotech and our stockholders. The guidelines provide that:

•	our board’s principal responsibility is to oversee the management of Ophthotech;

•	a majority of the members of our board must be independent directors;

•	the independent directors meet in executive session at least twice a year;

•	directors have full and free access to management and, as necessary, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at investors.ophthotech.com.
Board Policies
Related Person Transactions
Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Ophthotech is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel.

The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ophthotech’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, since January 1, 2017, we have been party to the following arrangement with our executive officers, directors and holders of more than 5% of our voting securities, and affiliates of our executive officers, directors and 5% stockholders. We believe that the transaction described below was made on terms no less favorable to us than could have been obtained from unaffiliated third parties:

Royalty Financing
In May 2013, we entered into our royalty purchase and sale agreement, or the royalty agreement, with Novo A/S, a 5% stockholder at the time and an entity of which our director Dr. Dyrberg is an employee, pursuant to which we have received royalty financing in three tranches in an aggregate amount of $125 million in return for the sale to Novo A/S of aggregate royalties at a mid single-digit percentage of worldwide sales of our lead product candidate Fovista® (pegpleranib). The three tranches of the royalty financing, in which Novo A/S purchased three low single-digit royalty interests and paid us $125 million in the aggregate, closed in May 2013, January 2014 and November 2014. The royalty agreement provides that we were required to use the proceeds we received from the royalty financing primarily to support clinical development and regulatory activities for Fovista and for certain other permitted purposes. We did not receive any payments from or make any payments to Novo A/S under this arrangement during 2017.
Code of Business Conduct and Ethics
Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at investors.ophthotech.com. In addition, to the extent applicable, we intend to post on our website, all disclosures that are required by law or the Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of our code of business conduct and ethics.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 16, 2018:

Name	Age	Position
Glenn P. Sblendorio (1)	62	President and Chief Executive Officer
David R. Guyer, M.D. (2)	58	Executive Chairman
David F. Carroll (3)	52	Senior Vice President, Chief Financial Officer and Treasurer
Keith Westby (4)	43	Senior Vice President and Chief Operating Officer

(1)
Mr. Sblendorio joined Ophthotech as our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer effective as of April 1, 2016. He subsequently ceased to serve as Chief Operating Officer effective as of January 29, 2017 upon the appointment of Mr. Westby to such position, and was appointed as President effective as of January 30, 2017. He ceased serving as Chief Financial Officer and Treasurer effective as of April 24, 2017 upon the appointment of Mr. Carroll to such positions. On July 1, 2017, Mr. Sblendorio assumed the position of Chief Executive Officer, in addition to his role as President, upon the transition of Dr. Guyer to Executive Chairman at such time.

(2)	Dr. Guyer transitioned from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017.

(3)	Mr. Carroll was promoted to the role of Chief Financial Officer and Treasurer effective as of April 24, 2017.

(4)	Mr. Westby was promoted to the role of Chief Operating Officer effective as of January 29, 2017.
In addition to the biographical information for Mr. Sblendorio and Dr. Guyer, which are set forth above, under “Corporate Governance—Board of Directors—Members of Our Board of Directors,” set forth below is certain biographical information about each of our other executive officers:
David F. Carroll has served as our Senior Vice President, Chief Financial Officer and Treasurer since April 2017. Mr. Carroll joined Ophthotech in June 2016 and previously served as Senior Vice President, Finance from June 2016 to April 2017. Prior to joining us, Mr. Carroll served in several senior financial leadership roles at The Medicines Company from May 2008 to June 2016, including Vice President, Controller from October 2008 to December 2015 and Senior Vice President, Chief Accounting Officer from January 2016 to June 2016. Earlier in his career, Mr. Carroll served in various financial management positions of increasing responsibility for Genentech, Inc., a member of the Roche Group, Novartis AG, and Bristol-Myers Squibb Company. Mr. Carroll is a certified public accountant and received a B.A. in Economics from Ursinus College and an M.B.A. from Rutgers University.
Keith Westby has served as our Senior Vice President, Chief Operating Officer since January 2017. Mr. Westby joined Ophthotech in 2007 and previously served as Senior Vice President of Development Operations from October 2014 to January 2017, as Vice President, Program Management and Business Operations from December 2012 to September 2014 and Senior Director, Project Management from August 2007 to December 2012. Prior to joining us, Mr. Westby served as Director, Project and Alliance Management at Pharmasset, Inc., a pharmaceutical company, from December 2005 to August 2007. He also served in positions of increasing responsibility at Eyetech Pharmaceuticals, Inc. from January 2002 to December 2005, including Director, Alliance & Project Management. Earlier in his career, Mr. Westby worked at Tunnell Consulting as a Senior Consultant. Mr. Westby received a B.S. in Physics from the State University of New York, College at Geneseo, an M.S. in Engineering Management from Drexel University and an M.B.A. from Columbia Business School.
Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes Ophthotech’s philosophy, objectives, process, and structure of our fiscal year 2017 executive compensation program. It also discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and the most important factors relevant to an analysis of these policies and decisions. In addition, this CD&A section outlines the rigorous re-evaluation of the compensation program that our compensation committee undertook beginning in late 2016 and early 2017 following the failure of our Fovista Phase 3 clinical trials to achieve their primary endpoint, as well as the steps taken by Ophthotech’s compensation committee in setting 2017 compensation in light of the company’s ongoing strategic review and implementation of a revised business plan during the year. For a detailed description of Ophthotech’s business and the changes that occurred during 2017, please see our periodic filings made with the SEC, including our Annual Report on Form 10-K, filed on March 5, 2018. This CD&A is intended to be read in conjunction with the tables which immediately follow this section and the accompanying narrative disclosure, which provide further historical compensation information for our 2017 named executive officers, or NEOs, as identified below:

Name	Position
Glenn P. Sblendorio (1)	President and Chief Executive Officer
David R. Guyer (2)	Executive Chairman
David F. Carroll (3)	Senior Vice President, Chief Financial Officer and Treasurer
Keith Westby (4)	Senior Vice President and Chief Operating Officer
Barbara A. Wood (5)	Former Senior Vice President, General Counsel and Secretary
Henric B. Bjarke (6)	Former Senior Vice President and Chief Commercial Officer

(1)
Mr. Sblendorio joined Ophthotech as our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer effective as of April 1, 2016. He subsequently ceased to serve as Chief Operating Officer effective as of January 29, 2017 upon the appointment of Mr. Westby to such position, and was appointed as President effective as of January 30, 2017. He ceased serving as Chief Financial Officer and Treasurer effective as of April 24, 2017 upon the appointment of Mr. Carroll to such positions. On July 1, 2017, upon the transition of Dr. Guyer to Executive Chairman, Mr. Sblendorio assumed the position of Chief Executive Officer in addition to his role as President.

(2)	Dr. Guyer transitioned from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017.

(3)	Mr. Carroll was promoted to the role of Chief Financial Officer and Treasurer effective as of April 24, 2017.

(4)	Mr. Westby was promoted to the role of Chief Operating Officer effective as of January 29, 2017.

(5)	Ms. Wood and the company mutually determined to cease her employment effective as of February 23, 2018.

(6)	Mr. Bjarke ceased employment effective as of March 17, 2017.
Executive Summary
We are a science-driven biopharmaceutical company specializing in the development of novel therapies to treat ophthalmic diseases, with a focus on age-related and orphan retinal diseases. During the period leading up to December 2016, the primary strategic focus for our company was to complete development and prepare for the potential commercial launch of Fovista® (pegpleranib), a platelet derived growth factor, or PDGF, inhibitor to be administered in combination with standard of care anti-vascular endothelial growth factor, or anti-VEGF, therapy for the treatment of wet age-related macular degeneration, or AMD. The market for anti-VEGF therapy for wet AMD exceeded $8.4 billion in 2016. Following encouraging Phase 2b Fovista results received in 2012, we completed our initial public offering in September 2013, among other significant financing and collaboration transactions. During this period of growth for the company, we were evaluating Fovista in three large pivotal Phase 3 clinical trials, with a total of over 1,850 patients and 250 clinical trial sites from around the world participating, as well as in several other smaller trials which we have referred to previously as the Fovista Expansion Studies. By the end of 2016, our company had grown from just over 20 employees at the time of its initial public offering to over 155 employees.
In December 2016, the initial, top-line data from the first two pivotal Phase 3 clinical trials for Fovista revealed that the trials did not meet their primary endpoint. Our board of directors and management took swift action to initiate a strategic review and implement a company restructuring, which included a significant reduction in personnel involving approximately 80% of the company’s work force. As part of the restructuring, and in light of the ongoing strategic review, our board of directors, at the recommendation of the compensation committee, implemented a program to retain key employees identified as critical for the company’s ongoing operations, including obtaining initial, top-line data from the third pivotal Phase 3 clinical trial, completing the wind-down of the remaining Fovista clinical trials as well as future ophthalmic drug development efforts. As part of the overall restructuring, our board of directors made several changes to our management team, as the company’s focus shifted from execution of Phase 3 clinical trials and preparations for a potential commercial launch to earlier stage development and business development activities. Early in 2017, our board of directors also undertook several substantial governance changes. Throughout 2017, our newly appointed independent lead director, on behalf of our board of directors, engaged in extensive stockholder outreach regarding our governance and compensation programs.
In early 2017, we engaged a financial advisor and initiated a plan to review our strategic alternatives in order to maximize stockholder value. The strategic review included our evaluation of several potential opportunities for in-licensing and obtaining rights to products, product candidates or technologies, as well as acquisitions, mergers and reverse mergers. As part of our strategic review process during 2017, we also reassessed our ongoing development programs for Zimura® (avacincaptad pegol), our complement factor C5 inhibitor, and explored the scientific rationale for Zimura or Fovista as a potential treatment in orphan indications. In July 2017, we announced that we were pursuing a strategy to leverage our clinical experience and retina expertise to identify and develop therapies to treat multiple ophthalmic orphan diseases for which there are limited or no treatment options available. As part of that strategy, we announced that we would commence trials for Zimura in smaller indications, including autosomal recessive Stargardt disease and non-infectious intermediate and posterior uveitis, which are both orphan indications. At the same time, we announced that we would continue our Zimura age-related retinal disease programs, including a modified trial in geographic atrophy secondary to dry AMD and new trials for wet AMD and idiopathic polypoidal choroidal vasculopathy, or IPCV. In August 2017, we announced initial top-line data from our third and final Phase 3 clinical trial for Fovista. Although the data were consistent with the other trials and were therefore disappointing, we completed data cleaning and release activities on schedule.
While preparations were made for the new Zimura trials, we continued very active engagement on the business development front, reviewing a large number of assets and technology platforms. By January 2018, we announced the initiation of three new Zimura clinical trials, in wet AMD, IPCV and autosomal recessive Stargardt disease, and implemented the modifications to our Zimura geographic atrophy trial. In February 2018, we announced a new gene therapy element to our strategy and our first gene therapy collaboration with the University of Massachusetts Medical School. We believe that as a result of our new strategy put in place during 2017 and early 2018, as well as our board of directors’ and management’s decisions made throughout the course of 2017 and early 2018, we will have multiple potential opportunities to bring ophthalmic therapies to market. While difficult, our strategic, governance and compensation decisions have all been made through what we believe has been an objective, thoughtful process, and with the ultimate goal of re-building and maximizing stockholder value over the long term.

Recent Compensation Actions and Highlights
The below timeline describes key events leading up to 2017, as well as the related compensation decisions and actions taken during 2017 to strengthen our governance and compensation programs over the long term.

Date	Key Takeaways
December 2015
•    Successful Year Completed
-    We achieved each of our predetermined corporate objectives for 2015, as we completed enrollment for two of our Fovista Phase 3 clinical trials and made substantial progress on our other Fovista clinical trials as well as our manufacturing preparations and commercial planning initiatives.
-    We also completed an informative Research and Development Investor Day with ten well-respected key opinion leaders on our panel.
•    Stock price at an all-time high (almost $80 per share).

January 2016	• Executive compensation finalized for 2016. • Annual stock options granted at exercise price of $73.22 per share
June 2016	• Performance restricted stock units, or RSUs, granted to motivate and retain employees through key company milestones.
December 2016
•    Binary Event: Phase 3 Clinical Trials Failed
-    Stock declined 93% during 2016, closing the year at $4.83 per share.
-    All options granted in January 2016 now significantly underwater.
-    Likelihood of achieving milestones for performance RSUs granted in June 2016 significantly reduced.
-    Reduction in personnel announced – 80% of employees impacted.

January 2017
•    Immediate Compensation Impacts and Compensation Committee Decisions
In light of the December 2016 clinical trial setback and the sharp decline in our stock price, the compensation committee took swift action to adjust our compensation programs to our new reality, as highlighted below.
-    Adjusted 2016 Annual Short-Term Cash Incentive Downward
Short-term cash incentive compensation for our NEOs for 2016 was awarded at 80% of each NEO’s target opportunity, rather than at 100% of target, even though the company had met its pre-specified corporate objectives for 2016.
-    Adjusted peer group
In January 2017, we adjusted our peer group used for reference in making executive compensation decisions to reflect our dramatically lower market capitalization.
-    Determined not to award merit increases to base salaries for 2017
Merit increases to base salaries were not awarded for 2017 across the entire organization, notwithstanding our 100% achievement in relation to our 2016 corporate objectives and regardless of individual performance during 2016. Mr. Sblendorio, Mr. Westby and Mr. Carroll all received increases to their base salaries in connection with their promotions during 2017.

Date	Key Takeaways
January 2017 (cont.)
    -    Implemented retention plan for key executives
During a period of significant change for the company, our board implemented a retention program to provide a meaningful ongoing incentive for our continuing employees to remain with the company. This practice is common in our industry during periods of uncertainty. In addition, many of our executives have deep industry experience and differentiated skill sets, making them attractive potential recruits for competing companies.
Key executives were granted retention awards, payable 50% in RSUs and 50% in cash. This award structure was chosen to link the value of the awards in part to stock price performance and to conserve cash. Awards made to other continuing employees were made 100% in cash.
Furthermore, our board of directors felt it was crucial to ensure the continued service of Dr. David Guyer and Mr. Glenn Sblendorio, both of whom were seen as being instrumental to implementing a new strategic vision for the business and re-building long-term stockholder value.
-    Discontinued the use of RSUs; now delivering only options for long-term incentive compensation
We discontinued the use of RSUs in our on-going long term incentive compensation program and are now only delivering long term equity incentive compensation in the form of stock options. While the granting of RSUs is a common practice to help companies conserve shares, we believe the shift to using stock options only for our long-term incentive compensation program aligns more directly with the best interests of our stockholders and only provides value to our NEOs should the stock price appreciate in value from the time the grant is awarded.
-    Changed methodology for calculating long-term incentive compensation grants
In order to continue to evolve our compensation programs in line with market practices for companies with a smaller market capitalization, we have further adjusted the methodology for determining the amount of long-term incentive compensation awards. The compensation committee has shifted the methodology from a blended approach (combining Black Scholes valuation as well as percent of company considerations) to using only a percent of company methodology. Using this methodology helps to actively manage dilution and provides a degree of consistency in award amounts, regardless of fluctuations in our stock price. As a result of this change, and the changes made to our peer group, the grant date fair value of our annual equity awards to our NEOs has significantly decreased compared to prior years.
-    Adjusted board compensation
We also adjusted our board of director’s compensation to align to our new peer group. We discontinued the use of RSUs and only deliver equity awards in the form of stock options which directly aligns with the best interests of our stockholders and only provides value to our board members should the stock price appreciate in value from the time the grant is awarded. Similar to long-term equity incentive compensation for NEOs, the value of these awards decreased as compared to prior years.

Date	Key Takeaways
March & April 2017
•    Further Compensation and Governance Changes Announced
The compensation committee and board of directors took several further actions to strengthen the compensation program and the overall governance of the company.

Compensation Changes
- Share ownership guidelines adopted
At the recommendation of our compensation committee, our board of directors implemented share ownership guidelines with retention requirements for all executive officers and non-employee directors.
- Codified a clawback policy
Our board of directors instituted a policy to "claw back" incentive compensation awarded to an executive after the policy’s adoption in the event that a future accounting restatement is found to have resulted from fraud or intentional misconduct on the part of such executive.
- Ended practice of benchmarking compensation practices above the median for our peer group
In setting compensation for our executive officers, our compensation committee uses competitive compensation data from an annual total compensation study of selected peer companies and other relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. In prior years, our compensation committee would design NEO compensation packages with the goal of providing a target compensation level at or above the median pay levels compared to companies in our peer group. Beginning in 2017, the compensation committee expanded its approach to include additional reference points when establishing targeted compensation levels. The compensation committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company and individual performance, scope of responsibility, critical needs and skill sets, experience, leadership potential and succession planning.
- Decreased Dr. David Guyer’s salary
Based on an assessment of market practices for similar roles, the compensation committee determined in April 2017 that it would modify Dr. David Guyer’s compensation package in connection with his new role as Executive Chairman. Starting in 2018, his base salary was reduced from $625,200 to $525,000 and his annual short-term cash incentive compensation opportunity was reduced from 65% to 50% of his annual salary.

Date	Key Takeaways
March & April 2017 (cont).
Governance Changes
- Roles of Chairman and Chief Executive Officer separated
We announced on April 24, 2017 that Dr. Guyer, a co-founder and our then current Chairman and Chief Executive Officer, was shifting into the role of Executive Chairman and that Mr. Sblendorio would be promoted to Chief Executive Officer. Both executives have unique skill sets and experiences that the board believed were necessary to lead Ophthotech going forward. Mr. Sblendorio’s operational, business development and financial expertise are an essential complement to Dr. Guyer’s extensive clinical experience and ophthalmology expertise. Both executives are critical to our business and maximizing stockholder value over the long-term.
- Independent lead director appointed
As the board contemplated separating the roles of Chairman and Chief Executive Officer, the board also took the step of naming Mr. David E. Redlick as the Independent Lead Director in order to provide a role and mechanism for enhanced board independence.
- Proactively monitor and disclose equity incentive plan burn rate and dilution
Annual equity plan burn rate, calculated as the total amount of share-based awards made during the year as compared to our total shares outstanding, is a useful metric in measuring the overall dilution to our stockholders on account of our equity compensation programs. Through the end of November 2017, our equity incentive plan burn rate in 2017 was less than 5%, which is well below proxy advisory firm guidelines for this measurement. When the annual long-term equity incentive awards for 2018, which were made in December 2017, are included, our annual burn rate for 2017 was approximately 9%. For administrative purposes, our grant cycle this year included annual equity grants made in December instead of the typical January schedule. It is important to note that the total burn rate for 2017 includes grants for two separate performance years.

April 2017
•    Proactive Stockholder Outreach, Pre-Annual Meeting
Given the numerous changes to our company and our compensation program, Ophthotech reached out to our top 26 stockholders to review our executive compensation program, answer any questions, and provide further information as needed. Several significant stockholders requested meetings and appreciated the dialogue, indicating their support for our say-on-pay proposal and the direction of compensation program.

May 2017
• Say on Pay Proposal Receives ~64% Support at the 2017 Annual Meeting
Although this showed support from a substantial majority of stockholders voting on the proposal and many of our key stockholders voted in favor, we believe we can continue to improve on the outcome of this vote.

Date	Key Takeaways
Summer & Fall 2017
• Continued Stockholder Engagement and Outreach
Our compensation committee was disappointed in the results of the say-on-pay proposal and decided to continue to engage in dialogue with our stockholders regarding our compensation programs. We reached out to top stockholders (representing ~50% of shares outstanding) to continue to engage on our 2017 compensation and governance program changes. Furthermore, we engaged with both Institutional Shareholder Services, or ISS, and Glass Lewis, both of which are prominent shareholder advisory firms, to hold similar discussions, highlight changes made in the past year, and to review the stockholder feedback received.
The feedback we received has been beneficial as we continually re-evaluate our pay practices and compensation governance. We strive to ensure that we are offering a fair pay package for all of our stakeholders and participants, including management and our stockholders. The feedback we received was primarily very supportive of the actions taken by our compensation committee in 2017. Other topics discussed in these engagement meetings included clarifying the role and pay of our Executive Chairman, gender diversity on our board, and improving the clarity of our disclosure in several areas. We believe we have addressed these issues. The following summarizes what we heard, and how we have responded:

	What We Heard	Ophthotech Response
	- Executive Chairman role unclear	- We have included an in-depth description of the role in this proxy statement.
	- Qualitative description of retention grants needed	- We have improved clarity and transparency regarding the January 2017 retention grants in this proxy statement.
	- Objective-setting process disclosure needs to be more robust	- We have included a more comprehensive description of objectives and the objective-setting process in this CD&A.
- Concern regarding the lack of performance metrics for long-term incentive awards
- The use of performance metrics for long-term incentives is rare among our peer group companies and, we believe, could hurt continued retention and recruitment efforts. Additionally, companies such as ours typically have discrete value inflection events based on clinical outcomes, which effectively makes stock option grants with time-based vesting partly performance-based, as a company’s success and the value an executive would realize from these types of awards are tied to the outcome of these events. The compensation committee will continue to evaluate the potential implementation of performance metrics as part of our equity compensation programs in the future.

	- Stockholder outreach feedback should be disclosed	- We have detailed the shareholder outreach feedback in this CD&A.
	- Lack of gender diversity on the board	- In January 2018, we announced the election of Jane P. Henderson to our board and as the chair of our audit committee.

Date	Key Takeaways
December 2017
•    Additional Compensation Change Effective 2018
-    New short-term incentive weightings
In prior years, if an executive attained an individual performance rating at a specified level, the executive would be eligible to receive his or her annual short-term cash incentive award. Individual award amounts were determined by reference to the executive’s target opportunity and the company’s performance against our annual corporate objectives, without any further adjustment based on the executive’s individual performance. Beginning in 2018, the amount of short-term cash incentive awards for executive officers other than our Chief Executive Officer and Executive Chairman will be based 70% on the company’s performance against our corporate objectives and 30% on individual performance. We believe this weighting will allow for a better analysis of individual executive performance when delivering short term incentive awards. Individual executive performance is measured through a goal-setting process resulting in a formal performance evaluation given by the CEO at the end of the year with input from the compensation committee. Short-term incentive awards for our Chief Executive Officer and Executive Chairman will continue to be based solely on the company’s performance against our corporate objectives, as we believe this is an accurate reflection of these two executive officers’ individual performance.

How Our Compensation Program Works
As our compensation program continues to evolve, our compensation committee continues to strengthen our plans, policies and practices, and to review risk mitigation and governance matters, to ensure that our program is incorporating market best practices.

What We Do	• Pay-for-performance philosophy and culture – significant portion of NEO compensation is “at risk” based on company performance
• Rigorous stock ownership requirements for all executive officers and non-employee directors
• Comprehensive clawback policy
• Responsible use of shares under our long-term incentive compensation program
• Consultation with an independent advisor on compensation levels and practices
• Risk assessment when establishing our compensation policies and practices
What We Don’t Do	X No immediate vesting (“single-trigger”) of stock options or RSUs upon a change of control or other similar events
X No hedging of company stock
X No backdating or repricing of stock option awards
X No supplemental executive retirement plans
X No highly leveraged incentive plans that encourage excessive risk taking
X No excessive perquisites

Components of Our Executive Compensation Program
The primary elements of our executive compensation program are base salary, annual performance-based short-term cash incentive awards, and long-term equity incentive awards. These elements are designed to incentivize and reward our executives for the achievement of challenging performance objectives tied to important company milestones and increases in stockholder value over time.
Ultimately, the objective in allocating between short-term compensation (including base salary and short-term cash incentive compensation), which is paid currently, and long-term incentive compensation, is to ensure adequate currently-paid base compensation to attract and retain talent, reward for near-term business expectations, and provide incentives to align the interests of our management with those of our stockholders by maximizing long-term value.

Element	Performance Period	Strategic Role
Base Salary	Annual	Provides fixed cash compensation. Recognition of an NEO's role and responsibilities, individual performance, skills, experience and internal equity.
Performance-Based Short-Term Cash Incentive	Annual	Variable pay designed to motivate NEOs to achieve key company milestones.
Long-Term Equity Incentives (Stock Options)	Long-Term
Recipients only realize value from stock options if the value of Ophthotech’s common stock increases above its value on the date of grant. The value of these awards is solely tied to an increase in the company’s stock price, aligning the interests of recipients with those of our stockholders.

Target Pay Mix
Our compensation committee utilizes the aforementioned three elements to create pay packages that are intended to appropriately balance short- and long-term incentives while aligning the interests of our NEOs with those of stockholders.
Consistent with our pay-for-performance philosophy, the compensation committee believes an appropriate NEO pay package consists of a sizeable portion of variable, at-risk pay. Specifically, when compensation was set at the beginning of 2017, 66% of the target total direct compensation (defined as base salary, target short-term incentives, plus the grant date fair value of long-term incentives) for Dr. Guyer, our Chief Executive Officer at the time, was at risk, and 49% of target total direct compensation of our other NEOs, on average, was at risk. We consider pay to be “at risk” if it is subject to performance-based payment conditions, including achievement of corporate objectives, or time-based vesting conditions, or has a value dependent upon our share price.

CEO 2017 Target Pay Mix

Base Salary
33.6%
Variable Pay
66.4%
STI
21.9%
LTI
44.5%

Average Other NEOs 2017 Target Pay Mix
Base Salary
51.0%
Variable Pay
49.0%
STI
20.4%
LTI
28.6%

*STI: Short-term incentive cash compensation
*LTI: Long-term incentive compensation

Realizable Pay Demonstrates Alignment
One way to demonstrate our pay-for-performance alignment is to review the actual pay that is received or “realizable” by our executives, as compared to the value of compensation awarded as reported in our Summary Compensation Table, or SCT, which immediately follows this CD&A. Because a significant amount of our executive compensation includes long-term equity incentive compensation, the amount of compensation that an executive can “realize” based on prior awards fluctuates over time based on our stock price. The accompanying compensation chart illustrates the amount of compensation that both Dr. Guyer and Mr. Sblendorio, our Chief Executive Officers who served during 2017, actually received or had the potential to realize in their capacity as Chief Executive Officer calculated at the end of 2017 for a three-year trailing period, in contrast to the three-year aggregate total direct compensation amount reflected under the reporting requirements for the SCT. The value of equity awards included in the SCT is based on the grant date fair value of such awards, which is highly dependent on the price of our common stock at the time of grant. The equity awards made to our Chief Executive Officer in prior years were therefore valued highly, in relative terms, at the time of grant for purposes of the SCT. The disappointing performance of our Fovista Phase 3 clinical trials, however, led to actual and “realizable” compensation for our Chief Executive Officers serving in 2017 that is far lower than the amounts shown in the SCT. We believe the chart provides a useful supplemental perspective to assist our stockholders in understanding our executive compensation program, as it demonstrates how the value of compensation that is actually received or realizable by our executives is tied to the performance of the company.

•
SCT compensation consists of the aggregate three-year pay for Dr. Guyer (years 2015, 2016, and first half of 2017), and Mr. Sblendorio (second half of 2017). SCT pay consists of (i) actual base salary; (ii) actual annual short-term cash incentive compensation received; and (iii) the fair value of all long-term incentive awards on the date of grant, calculated in accordance with the reporting requirements for the SCT. For purposes of the above chart only, SCT does not include the amount of the retention awards we made to our Chief Executive Officers in 2017.

•
Realizable pay consists of (i) actual base salary; (ii) actual short-term cash incentive compensation received; and (iii) the fair value of long-term incentive awards on the vesting date (if vested) or on December 29, 2017 (if unvested), which is the last trading day of 2017. Realizable pay does not include the amount of the retention awards we made to our Chief Executive Officers in 2017.

Compensation Philosophy and Objectives
The primary objectives of the compensation committee with respect to executive compensation are to:

•	attract, retain and motivate experienced and talented executives;

•	ensure executive compensation is aligned with our corporate strategies, development programs and business objectives;

•	foster a shared commitment among executives by aligning their performance with our corporate objectives;

•	promote the achievement of key strategic, development and operational performance measures by linking compensation to the achievement of measurable corporate objectives;

•	provide competitive cash compensation and an opportunity for equity compensation based on performance; and

•	align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value.
To achieve these objectives, the compensation committee evaluates our executive compensation program with the objective of setting compensation at levels that are appropriate based on each executive’s level of experience, performance, growth potential and job responsibility and that the compensation committee believes are competitive with other companies in our industry that compete with us for executive talent. In addition, our executive compensation program ties a significant portion of each executive’s overall compensation to the achievement of key corporate objectives and individual performance, which reinforces a pay-for-performance culture within our company.
Compensation Determination Process
Role of the Compensation Committee and Our Chief Executive Officer
Our compensation committee oversees our policies governing the compensation of our executive officers. Our compensation committee consists of three members of our board of directors, each of whom has extensive experience in our industry and is an “independent” director under applicable Nasdaq and SEC rules and an “outside director” under IRS rules. Our compensation committee uses its judgment and experience when determining the amount and appropriate mix of compensation for each of our executive officers. Pursuant to the authority granted to our compensation committee under its charter, our compensation committee approves the grant of individual equity awards to our executive officers, typically subject to further board approval. The compensation committee periodically evaluates the need for revisions to our executive compensation program to ensure our programs are appropriate given the stage and status of our business and are competitive with the companies with which we compete for executive talent. As a result of these periodic reevaluations, our compensation committee made changes to our compensation programs in early 2017 and again in late 2017. The key elements of these changes are described above under “Executive Summary—Recent Compensation Actions and Highlights.”
Our Chief Executive Officer typically provides input and recommendations to the compensation committee on salary adjustments, individual performance ratings and eligibility for annual performance-based short-term cash incentive compensation awards and appropriate equity incentive compensation levels for executive officers other than himself or the Executive Chairman. Our Chief Executive Officer supports his recommendations by taking into account each executive’s performance in the past year, including the executive’s individual contributions towards achieving our corporate objectives. Our Chief Executive Officer also supports his recommendations regarding NEO compensation by considering market data that is provided to us by Radford, a division of Aon Hewitt. Radford is an industry leader in providing talent and rewards consulting services to technology and life sciences companies.
Annual Compensation Review Process
Each year we evaluate each NEO’s performance for the completed year and assign an individual performance rating. Our Chief Executive Officer, with respect to each executive officer other than himself and the Executive Chairman, prepares a subjective, written evaluation based on his assessment of the executive’s performance. This process leads to an overall individual performance rating and a recommendation by our Chief Executive Officer to the compensation committee with respect to each executive officer, other than himself and the Executive Chairman, as to:

•	the level of performance and contributions made by our NEOs, including eligibility to participate in our performance-based annual short-term cash incentive compensation program;

•	the need for salary increases; and

•	whether or not equity awards should be made and the recommended amounts.
Our Chief Executive Officer also provides a recommendation to the compensation committee regarding the company’s performance against our annual corporate objectives, following which, our compensation committee makes its own determination of the company’s performance against its annual corporate objectives.
The recommendations of our Chief Executive Officer are reviewed by the compensation committee and taken into account, together with the compensation committee’s determination of the company’s performance against our annual corporate objectives, when making a final determination as to its recommendation to the full board of directors regarding the overall compensation packages for our executive officers, including its approval and recommendation regarding our Chief Executive Officer and Executive Chairman’s compensation package. In doing so, the compensation committee meets with Radford, in executive session, without management present. The board of directors has full discretion to approve or not approve the recommendations of the compensation committee. Neither our Chief Executive Officer nor our Executive Chairman has any control over setting the amount or mix of their respective compensation packages and they are not present when either the compensation committee or full board discusses their compensation.
For each year prior to 2016, the amount of annual short-term cash incentive compensation each eligible NEO received was tied directly to the company’s performance against our corporate objectives. In the wake of the clinical trial setbacks and in light of the current state of the company’s business, for performance-based short-term cash incentive compensation awarded at the end of 2016 and long-term equity incentive awards granted at the beginning of 2017, the compensation committee determined payouts and grants after taking into consideration input provided by the Chief Executive Officer and exercising further negative discretion with respect to award amounts.
Use of Compensation Consultants
In designing our executive compensation program, our compensation committee considers publicly available compensation data for U.S. companies in the biotechnology/pharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Our compensation committee retains the services of Radford to provide it with comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. Although the compensation committee considers the advice and recommendations from Radford when reviewing the executive compensation program, the compensation committee ultimately makes its own independent decisions about these compensation matters. None of the compensation committee members and none of our executive officers or directors have any personal relationship with Radford. In addition to the compensation consulting services provided by Radford to the compensation committee, we participate in and pay for the Radford Global Life Sciences Survey and we receive from Radford the results from such survey. With the approval of the compensation committee chair, Radford also provides consulting services to management regarding our non-executive compensation programs to ensure policy alignment between the executive and non-executive staff given the importance of teamwork across all aspects of the organization to reach our business objectives.
The compensation committee has reviewed its relationship with Radford in 2017, and determined that Radford’s work for the compensation committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and Nasdaq.
Use of Peer Groups
Our compensation committee uses peer groups to gather data to compare with our existing executive compensation practices and to guide future compensation decisions. The compensation committee considers peer group and other industry compensation data, including survey data, as well as the recommendations of our compensation consultant when making decisions related to executive compensation, ultimately giving consideration to the competitiveness of our compensation program, internal perceptions of equity and individual circumstances. As such, the committee utilizes the peer group as one of several reference points, and therefore does not aim to benchmark our executive pay levels to any particular percentile of the peer group.
2017 Peer Group
Although we ordinarily review and adjust our peer groups in September of each year, we felt it was imperative that Ophthotech develop a new peer group which appropriately reflected the new reality of our company’s share price and market capitalization in early 2017 in order to help guide compensation decisions for 2017 and going forward. Working with Radford, we developed a new peer group in January 2017.
The compensation committee sought to identify companies that fit the following parameters: biotechnology or pharmaceutical industry, Phase 2 or early Phase 3 stage of clinical development with a preference for companies that have experienced recent clinical setbacks, a market capitalization in the range of $100 million to $400 million, and less than 100 employees. Based on these parameters, the compensation committee retained only two of the companies in our previous peer group, and, after considering a number of companies with higher market values or in later stages of development, identified 18 additional companies that fit within the defined parameters. The company’s market capitalization placed it very close to the median of the new peer group at the time of consideration. The companies in the 2017 peer group, which are substantially smaller than companies we have used in our peer group in the past, generally provide compensation to their executives at meaningfully lower levels as compared to the companies included in our 2016 peer group. Radford also gathered competitive market data from the Radford Global Life Sciences survey, which was blended with data from public proxy filings to develop competitive market compensation data.
Our 2017 peer group consisted of the following 18 companies:

Arrowhead Pharmaceuticals Inc.	CTI BioPharma Corporation	Inotek Pharmaceuticals Corporation
BioTime, Inc.	Endocyte, Inc.	Mirati Therapeutics, Inc.
Cara Therapeutics, Inc.	Flex Pharma, Inc.	NewLink Genetics Corporation
Cellular Biomedicine Group Inc.	Geron Corporation	Novavax, Inc.
Chimerix, Inc.	Immune Design Corporation	Regulus Therapeutics Inc.
Cidara Therapeutics, Inc.	ImmunoGen, Inc.	Sangamo BioSciences, Inc.
2018 Peer Group
In September 2017, we returned to our ordinary review cycle for peer groups and determined to make several adjustments for 2018 pay-setting decisions. The adjustments made were due to market size and stage of development considerations. These changes resulted in a group of even smaller companies being used for our peer group as compared to the peer group used at the beginning of 2017:

•	Added: Aldeyra Therapeutics, Inc.; Clearside BioMedical, Inc.; Eleven Biotherapeutics, Inc.; TRACON Pharmaceuticals, Inc.

•	Removed: Arrowhead Pharmaceuticals Inc.; Cara Therapeutics, Inc; Geron Corporation; ImmunoGen, Inc.; Novavax, Inc.; and Sangamo BioSciences, Inc.
Our peer group is subject to change, and we expect that our compensation committee will continue to periodically review and update the list, as appropriate.
Risk Considerations in Our Compensation Program
Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for adverse risk caused by the action of our executives:

•
annual establishment of corporate objectives for our performance-based short-term cash incentive compensation programs and individual objectives for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•	the mix between fixed and variable, annual and long-term and cash and equity compensation are designed to encourage strategies and actions that balance our short-term and long-term best interests;

•	equity awards generally vest over a period of time, which we believe encourages executives to take a long-term view of our business; and

•
our ownership guidelines, which require executive officers to hold equity over a specified time period and above a certain value, are designed to further align executive interests with the interests of our stockholders.

Components of Our Compensation Program
The primary elements of our executive compensation program are:

•	base salary;

•	annual performance-based short-term cash incentive compensation; and

•	long-term equity incentive awards.
We also provide broad-based health and welfare benefits, severance and change in control benefits. In 2017, during a period of significant change, we also provided retention arrangements for all of our continuing employees, including our continuing NEOs.
Base Salary
We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our NEOs typically are established through arm’s-length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive’s qualifications and prior experience. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. Rather, on an annual basis, our compensation committee reviews and evaluates, with input from our Chief Executive Officer, the need for adjustment of the base salaries of our NEOs other than our Executive Chairman based on changes and expected changes in the scope of an NEO's responsibilities.
The compensation committee also considers promotions, the individual contributions made by, and performance of, the executive during the prior year, the executive’s performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company, general salary trends in our industry and among our peer group and where the executive’s salary falls in the salary range presented by that data. We do not provide for any formulaic base salary increases for our NEOs.
In 2016, Mr. Sblendorio’s annual base salary was set at the time he was appointed as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer. Mr. Sblendorio received an increase in base salary in 2017 to reflect his promotion to Chief Executive Officer effective July 1, 2017. Mr. Carroll and Mr. Westby also received promotional increases during 2017. Merit increases, however, were frozen in 2017.

The 2017 annual base salaries of our NEOs are set forth in the following table.

Name	2016 Base Salary ($)	2017 Base Salary ($)
Glenn P Sblendorio (1)	495,000	625,000
David R. Guyer	625,200	625,200
David F. Carroll (2)	n/a	375,000
Keith Westby (3)	n/a	325,000
Barbara A. Wood	404,620	404,620
Henric B. Bjarke (4)	379,380	87,549

(1)
Mr. Sblendorio’s actual salary received in 2017 is lower than the base salary reported in this table as he had two base salary levels in the year, pre- and post-promotion. His 2017 salary in this table reflects his annual base salary for his role as Chief Executive Officer.

(2)
Mr. Carroll’s actual salary received in 2017 is lower than the base salary reported in this table as he was promoted during the year. His 2017 salary in this table reflects his annual base salary for his role as Chief Financial Officer & Treasurer. Mr. Carroll was not an NEO during 2016.

(3)
Mr. Westby’s actual salary received in 2017 is lower than the base salary reported in this table as he was promoted during the year. His 2017 salary in this table reflects his annual base salary for his role as Chief Operating Officer. Mr. Westby was not an NEO during 2016.

(4)	Mr. Bjarke ceased employment effective as of March 17, 2017. His 2017 salary in this table reflects the actual salary he received in 2017 prior to the date his employment ceased.
2018 Base Salary Adjustments
Due to our performance during 2017, as well as recommendations from our outside compensation consultant, the compensation committee has chosen to make minimal merit increases for 2018. Where warranted, companies in our industry typically grant merit increases on a yearly basis to account for individual performance during the prior year. Although we believe that our NEOs performed well during 2017, our compensation committee exercised prudence in keeping merit increases for 2018 to a minimum. A market adjustment to base salary is being made for Keith Westby for 2018, due to his promotion during 2017 and his base salary being under market competitive levels. Mr. Westby’s 2018 salary will be increased to $357,500. A small merit increase (2%) is being applied to Mr. Carroll’s salary bringing him to $382,500. Mr. Sblendorio will not receive a merit increase in base salary for 2018. Dr. Guyer’s 2018 annual base salary decreased to $525,000 effective beginning January 1, 2018, as per our employment agreement with Dr. Guyer entered into in April 2017. Mr. Bjarke departed the company in March 2017. Ms. Wood departed the company in February 2018.
Performance-Based Short-Term Cash Incentive Compensation
Our annual performance-based cash incentive awards are designed to emphasize pay-for-performance and reward our NEOs for the achievement of specified annual corporate objectives. Satisfactory levels of individual performance must be achieved to warrant any payout under the program, with the actual annual cash incentive amounts payable to our executive officers determined based on achievement of stated annual corporate objectives. Our annual corporate objectives have typically focused on the achievement of specified clinical, regulatory, operational, financial and cultural milestones, with a focus on the advancement of our product candidates in clinical development, the pursuit of various internal initiatives and ensuring the adequate funding of Ophthotech. The corporate objectives are proposed by senior management each year and reviewed and approved by our compensation committee and board of directors as part of the annual compensation review process, with such modifications as the compensation committee and board deem appropriate. The corporate objectives are designed to require significant effort and operational success on the part of our executives and Ophthotech, but also to be achievable with hard work and dedication.

Each of our compensation committee and our board of directors has authority, in its sole discretion, to review and approve management’s recommendation on how our company performed against its corporate objectives, with the full board of directors having ultimate authority. This authority includes the ability to weight the accomplishment of particular objectives at greater than 100% based on exceptional company performance, with an expectation that overall payouts will remain within a reasonable range of our peer group. Our compensation committee and our board of directors may also exercise discretion to reduce the payout of short-term cash incentive compensation based on an evaluation of the overall performance of the company. The compensation committee and our board of directors exercised such discretion early in 2017 in determining annual short-term incentive compensation for the 2016 performance period, in light of our Fovista clinical trial setbacks and notwithstanding the company’s achievement of our corporate objectives during 2016.
Each executive officer is eligible to receive annual performance-based cash incentive compensation in an amount based on a percentage of his or her base salary. The target levels for annual short-term cash incentive compensation for each executive officer are set by the compensation committee as a percentage of each executive officer’s base salary. The percentages that have been approved by our compensation committee were derived from peer group data that the compensation committee then interpreted to match the level of qualification and experience of the executive at Ophthotech as well as based on internal comparisons.
2017 Target Short-term Incentive Compensation Opportunities
In determining executive compensation for years up through 2017, if an executive attained an individual performance rating at a specified level, the executive would be eligible to receive his or her annual short-term cash incentive award. Individual award amounts were determined by reference to the executive’s target opportunity and the company’s performance against our annual corporate objectives, without any further adjustment based on the executive’s individual performance.
For 2017, target short-term cash incentive compensation opportunities for our NEOs were as follows:

Name	Target (as a % of 2017 base salary)
Glenn P. Sblendorio	65%
David R. Guyer	65%
David F. Carroll	40%
Keith Westby	40%
Barbara A. Wood	40%
Henric B. Bjarke (1)	n/a

(1)	Mr. Bjarke did not participate in our performance-based short-term cash incentive compensation program in 2017, as he was scheduled to depart in connection with our reduction in personnel.

2017 Corporate Objectives and Achievement
For 2017, our corporate objectives focused on our review of strategic alternatives and implementation of an updated business plan. These objectives included exploring the possibility of obtaining rights to additional products, product candidates and technologies, reassessing our existing Fovista and Zimura development programs, adhering to our cash budget and promoting effectiveness and efficiency in a smaller organization.

2017 Corporate Objectives	Weighting	Comment
Corporate/Business Development - Identify, review and evaluate strategic alternatives.	50%	Achieved
Zimura - Evaluate Zimura clinical programs in wet AMD, dry AMD, Idiopathic Polypoidal Choroidal Vasculopathy (IPCV), and for an orphan disease. Determine go forward plan based on evaluation.	20%	Achieved
Fovista - Evaluate the rationale for potentially initiating a Fovista clinical program for an orphan disease. - Data cleaning and analysis activities to enable topline data release for final Fovista Phase 3 clinical trial. - Data analysis and interpretation of first two Fovista Phase 3 clinical trials.	15%	Achieved
Culture/Human Resources - Create cultural initiative to gain maximum effectiveness and efficiency in a small organization. - Execute retention strategy within budget; develop leadership training program; create engagement survey and communicate results. - Off-board 80% of the organization, including implementing a severance plan and restructuring facilities.	10%	Achieved
Finance - End year with cash-balance within 5% of budget.	5%	Achieved
Based on our achievement versus the aforementioned corporate objectives, the compensation committee approved and recommended to our full board for approval, annual short-term cash incentive compensation payments at 100% of each executive’s target short-term cash incentive opportunity. The table below sets forth the payouts for each NEO as approved by our compensation committee and board of directors:

Name	Base Salary ($)	Target Short-Term Cash Incentive Opportunity (as % of 2017 base salary)	Target Short-Term Cash Incentive ($)	Achievement	2017 Incentive Payout ($)
Glenn P. Sblendorio	625,000	65%	406,250	100%	406,250
David R. Guyer	625,200	65%	406,380	100%	406,380
David F. Carroll	375,000	40%	150,000	100%	150,000
Keith Westby	325,000	40%	130,000	100%	130,000
Barbara A. Wood	404,620	40%	161,848	100%	161,850

2018 Short-Term Incentive Adjustments
Beginning with 2018, the amount of short-term incentive awards for executive officers other than our Chief Executive Officer and Executive Chairman will be based 70% on the company’s performance against our corporate objectives and 30% on performance against individual objectives set by the Chief Executive Officer in consultation with each executive. We believe this weighting will allow for a better analysis of individual executive performance when delivering short-term incentive awards than our past methodology, in which the percentage achieved was based solely on company objectives. Individual executive performance is measured through a goal-setting process resulting in a formal performance evaluation given by the CEO at the end of the year with input from the compensation committee.
Short-term incentive awards for our Chief Executive Officer and Executive Chairman will continue to be based solely on the company’s performance against our corporate objectives, as we believe this is an accurate reflection of these two executive officers’ individual performance.
Equity Incentive Awards
Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity awards with a time-based or performance-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the applicable vesting or performance period.
To date, we have used equity awards both to compensate our executive officers in the form of new hire grants in connection with the commencement of employment, as well as to provide additional, ongoing long-term incentives to our executive officers as our business has developed. In the future, we also generally plan to continue to grant equity awards on an annual basis to our executive officers.
Typically, the stock options and RSUs we have granted to our executive officers vest over a period of four years. Vesting ceases upon termination of employment, and exercise rights, for options, cease shortly after termination of employment. Prior to the exercise of a stock option or settlement of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such option or RSU, including voting rights or the right to receive dividends or dividend equivalents. We have historically granted stock options with exercise prices that are set at no less than the fair market value of shares of our common stock on the date of grant as determined by reference to the closing market price of our common stock on the date of grant.
New Hire Equity Awards
We determine whether to grant a new hire equity award in connection with the commencement of an executive's employment on a case-by-case basis under the specific hiring circumstances. The size of each new hire award is established through arm's-length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive's qualifications, prior experience and equity holdings at prior companies, as well as external factors such as market demand.
Annual Equity Awards Granted During 2017
At the beginning of 2017, the compensation committee elected to discontinue the use of granting RSUs and moved to granting equity using stock options only. While the granting of RSUs is a common practice to help companies conserve shares, we believe the shift to using stock options only for our long-term incentive compensation program aligns more directly with the best interests of our stockholders and only provides value to our NEOs should the stock price appreciate in value from the time the grant is awarded.
In determining the size of the annual equity awards granted to our NEOs, our compensation committee considers recommendations developed by our compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, executives at companies in our peer group and in our industry. In addition, our compensation committee considers each executive’s individual performance rating, the amount of equity previously awarded to such executive and the future vesting of such awards, as well as our overall corporate performance and the potential for enhancing the creation of value for our stockholders.

In order to continue to evolve our compensation programs in line with market practices for companies with a smaller market capitalization, beginning in early 2017, our compensation committee adjusted the methodology for determining the amount of long-term incentive compensation awards. The compensation committee has shifted the methodology from a blended approach (combining Black Scholes valuation as well as percent of company considerations) to using only a percent of company methodology. Using this methodology helps to actively manage dilution and provides a degree of consistency in award amounts, regardless of fluctuations in our stock price. As a result of this change and the changes made to our peer group, the grant date fair value of our annual equity awards to our NEOs has significantly decreased as compared to prior years. In determining the size of annual awards, our compensation committee also considered the retention value in the outstanding equity program based on the value of outstanding unvested awards, as well as overall company and individual performance.
Typically our annual equity awards are granted effective in the beginning of the calendar year taking into account performance during the previous year. For administrative purposes, the compensation committee and our board of directors approved the annual equity grant for 2017 in December 2017. Therefore, the 2017 performance grants that normally would have occurred in January 2018 were granted in December 2017. This change resulted in a modification of our typical grant date by only a few weeks but had the effect of pulling compensation that typically would have been awarded in a future year into the current year. When reading the table below, as well as the Summary Compensation Table appearing after this CD&A, it is important to understand that there were two separate stock option grants in 2017 and each related to different performance years.
In 2017, our compensation committee approved the grant of options to purchase shares of our common stock to the NEOs listed in the table below. Each of the option awards vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. The option awards granted in January, 2017 have an exercise price of $4.52 per share and the option awards granted in December 2017 have an exercise price of $2.94 per share, the last reported sale prices on the date of grant of our common stock on The Nasdaq Global Select Market on January 30, 2017 and December 19, 2017, respectively. The changes in our peer group made during 2017 and described above under “Compensation Determination Process—Use of Peer Groups”, resulted in the use of even smaller market capitalization companies for our compensation decisions made in December 2017. These smaller market capitalization companies, which tend to be at an earlier, and therefore riskier, stage, tend to make equity awards to their executive officers based on higher percentages of the overall company as compared to the peer companies selected in January, 2017. In addition, it is important to note we also had several promotions among our NEO team during 2017, which resulted in higher awards at the end of 2017 based their new roles.

Name	Number of Shares Underlying Stock Options (2016 Performance, Granted 1/17) (#)	Number of Shares Underlying Stock Options (2017 Performance, Granted 12/17) (#)
Glenn P. Sblendorio	260,000	400,000
David R. Guyer	260,000	300,000
David F. Carroll (1)	38,000	150,000
Keith Westby	60,000	150,000
Barbara A. Wood	38,000	—
Henric B. Bjarke (2)	—	n/a

(1)	Mr. Carroll also received a grant in the amount of 63,500 stock options on April 24, 2017 in connection with his promotion to Chief Financial Officer.

(2)
Mr. Bjarke did not receive any awards during 2017 under our long-term equity incentive program as he was scheduled to depart in connection with our reduction in personnel. Mr. Bjarke departed the company on March 17, 2017.

2017 Retention Arrangements
As disclosed and discussed in our previous proxy statement, in January 2017 the compensation committee also determined that it was in the best interests of the company during a period of significant change to provide a meaningful ongoing incentive for our continuing NEOs to remain with the company in the form of retention awards. Delivering retention awards to key executives during times of uncertainty is a common practice in our industry. In addition, our team is comprised of experienced executives in our industry with unique skill sets that make them attractive potential recruits to competing companies. The compensation committee and the board of directors, in approving the retention plan, focused on the importance of and need to retain the services of certain key members of our experienced management team in pursuing the company’s updated corporate objectives and strategy.The compensation committee determined that the awards to employees who were continuing NEOs at the time the awards were granted would be payable 50% in cash and 50% in RSUs. Awards to other continuing employees were payable in 100% cash. On January 11, 2017, the board of directors approved retention awards for the NEOs listed in the amounts set forth in the table below. These awards are in addition to regular annual long-term equity incentive awards and short-term cash incentive awards.

	RSU Portion of Award		Cash Portion of Award
Name	Number of Shares (#)	Value ($)	Value ($)
Glenn P. Sblendorio (1)	40,840	192,765	204,188
David R. Guyer (2)	60,960	287,731	304,785
David F. Carroll (3)	—	—	191,625
Keith Westby (4)	—	—	136,440
Barbara A. Wood	24,280	114,602	121,386
Henric B. Bjarke (5)	—	—	—

(1)	Mr. Sblendorio was serving in his role as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer at the time the retention awards were made.

(2)	Dr. Guyer was serving in his role as Chief Executive Officer at the time the retention awards were made.

(3)	Mr. Carroll was not an NEO at the time the retention awards were made and therefore 100% of the award was delivered in cash.

(4)	Mr. Westby was not an NEO at the time the retention awards were made and therefore 100% of his award was delivered in cash.

(5)	Mr. Bjarke did not receive a retention award as he was scheduled to depart in connection with our reduction in personnel.
The value of the RSU grants to the NEOs has significantly decreased since the date of grant and, as of April 2018, is worth approximately half of its intended value. The cash portion of the retention bonuses was payable in two equal installments on or within 30 days following June 30, 2017 and December 29, 2017, subject to such executive officer’s continued employment with the company through each such payment. Each RSU award vested with respect to 50% of the shares subject to the award on each of June 30, 2017 and December 29, 2017.
Additional Compensation Policies and Practices
Limits on Hedging and Pledging
As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales, including short sales “against the box,” and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our board of directors, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for pledges of our securities as collateral for a loan only after certain prerequisites are met and only with the pre-approval of our Chief Financial Officer or General Counsel.
Stock Retention and Ownership Guidelines
Effective in March 2017, our board of directors adopted stock retention and ownership guidelines applicable to our executive officers and directors.

Position	Ownership Guideline
Chief Executive Officer and Executive Chairman	3x base salary
Other Named Executive Officers	2x base salary
Non-employee directors	3x annual cash retainer
The covered persons serving as of the date of initial adoption of the guidelines are expected to meet these ownership guidelines by January 1, 2023 in the case of our Chief Executive Officer, Executive Chairman and non-employee directors or January 1, 2025 in the case of our other executive officers. Newly hired and newly promoted executive officers and newly elected directors are expected to meet these ownership guidelines within five years in the case of the Chief Executive Officer, Executive Chairman and non-employee directors or seven years in the case of other executive officers from the date of hire, promotion or initial election, as applicable. In the event of an increase in an executive officer’s annual base salary or a non-employee director’s annual cash retainer, as applicable, he or she will have two years from the time of the increase to acquire any additional shares needed to meet the ownership guidelines.
Vested stock options and RSUs subject to time based vesting are included (and deemed to be held by the covered person) for purposes of determining satisfaction of the ownership guidelines based on 70% of their net value as determined in accordance with the guidelines. Unvested stock options and equity awards subject to performance-based vesting are not included for purposes of determining satisfaction of the ownership guidelines.
If an executive officer or director does not satisfy the ownership guideline under the review procedures set forth in the guidelines following the conclusion of any applicable phase-in period, then the covered person is expected to thereafter retain all shares of common stock (vested or unvested) held by the covered person as of that time, and at least 75% of the net after-tax shares of common stock thereafter acquired, until such time as the covered person satisfies the ownership guideline.
In addition, until a covered person satisfies the ownership guidelines, there is an expectation that, among other things, each executive officer and director will retain at least 50% of the net after-tax shares received upon the exercise or vesting of any equity award granted by the company as compensation for a period of at least one year from the vesting date. If a covered person thereafter satisfies the ownership guidelines, then the retention expectation shall cease to be applicable for the ensuing year and the covered person may dispose of shares in an amount that would allow such person to remain in compliance with the ownership guidelines.
Clawback Policy
Effective in March 2017, our board of directors adopted a clawback policy to which all equity and non-equity incentive-based compensation granted after the policy’s adoption, including stock options awarded as compensation, is subject. The policy provides that if both (1) an accounting restatement is required due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws and (2) the board of directors (or a duly established committee thereof), in its sole discretion, determines that an act or omission of a current or former executive officer contributed to the circumstances requiring the restatement and that such act or omission involved fraud or intentional misconduct, then we will use reasonable efforts to recover from such person up to 100% of any incentive-based compensation from the company during the three-year period preceding the date on which we are required to prepare such accounting restatement.

Leadership Transitions
As described earlier in this CD&A, at the start of 2017, Ophthotech announced and implemented numerous governance and compensation changes to better reflect our new size and market capitalization. In addition to these changes, Ophthotech made several changes at the management level to facilitate a new strategic direction for the company. The first such change occurred when we and Dr. Samir Patel, our then current President and Vice Chairman of our board of directors, entered into a separation agreement effective January 13, 2017. The details of this agreement are available in our Current Report on Form 8-K filed with the SEC on January 17, 2017. The board also determined that Henric B. Bjarke, our then current Chief Commercial Officer, would cease employment with the company in March 2017, as part of our reduction in personnel. Shortly thereafter, we announced that Dr. Guyer, a co-founder, and then current Chief Executive Officer and Chairman of our board of directors, was transitioning to the newly created role of Executive Chairman effective July 1, 2017. Concurrent with this transition, our board of directors appointed Mr. Sblendorio, the company’s President and then current Chief Financial Officer and Treasurer, as Chief Executive Officer, also effective July 1, 2017. We also announced the promotion of Mr. Westby to Chief Operating Officer, effective January 30, 2017 and Mr. Carroll to Chief Financial Officer and Treasurer, effective April 24, 2017. Mr. Westby was previously Senior Vice President, Development Operations and Mr. Carroll was previously Senior Vice President, Finance. All of these transitions are discussed in further detail below. On January 5, 2018, we and Ms. Wood mutually determined to cease Ms. Wood’s employment during the first quarter of 2018 so that she could pursue other opportunities.
David R. Guyer, M.D.’s Transition to Executive Chairman
On April 24, 2017, we announced that Dr. Guyer would transition from Chief Executive Officer to the role of Executive Chairman effective as of July 1, 2017. In connection with this transition, on April 24, 2017, we entered into a letter agreement with Dr. Guyer to amend certain provisions of his existing offer letter agreement dated as of April 26, 2013, and previously amended as of February 26, 2015. The letter agreement provides for at-will employment, with an initial annual base salary of $625,200 through December 31, 2017, with an adjustment to Dr. Guyer’s annual base salary to $525,000 effective January 1, 2018. In addition, Dr. Guyer was eligible for an annual target short-term cash incentive compensation opportunity of up to 65% of base salary for calendar year 2017, and an annual target short-term cash incentive compensation opportunity of up to 50% of base salary for each calendar year beginning with calendar year 2018. Dr. Guyer also remains eligible to participate in the employee benefit programs generally available to employees of the company.
The letter agreement also amends and restates Dr. Guyer’s existing severance arrangements with us. Pursuant to the letter agreement, in the event that Dr. Guyer’s employment is terminated without “cause” (as such term is defined in the letter agreement) or if Dr. Guyer terminates his employment for any reason, Dr. Guyer will be entitled to receive an amount equal to 12 months of his base salary (at the greater of an annualized base salary rate of $625,200 or his then-current annualized base salary rate); a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment is terminated (at the greater of a 65% target bonus rate or his then-current target bonus rate); and continued coverage, at our expense, under the company’s medical, dental and vision benefit plans to the extent permitted under such plans for a period of 12 months immediately following the date of the termination of Dr. Guyer’s employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates. In addition, if Dr. Guyer’s employment is terminated without “cause” or for “good reason” within one year following a “change in control event” (as each such term is defined in the letter agreement), Dr. Guyer is entitled to full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time.
Dr. Guyer’s role as Executive Chairman is unique in that he has both an extensive background as a business executive in the biopharmaceutical industry and vast experience as a practicing retinal physician. Dr. Guyer received a B.S. from Yale College and an M.D. from Johns Hopkins Medical School. Dr. Guyer completed his ophthalmology residency at Wilmer Ophthalmological Institute, Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. He has served on the board of directors of numerous private and public companies, was Chief Executive Officer at Ophthotech as well as Eyetech Pharmaceuticals and was a Professor and served as Chairman of the Department of Ophthalmology at New York University School of Medicine. Dr. Guyer’s knowledge and experience in our space are critically important to our ongoing efforts to create a world-class biopharmaceutical company focused on orphan and age-related retinal diseases. In his role as Executive Chairman, he not only chairs our board of directors but he also directs and guides our clinical and medical strategy.

Glenn P. Sblendorio’s Assumption of Positions of Chief Executive Officer and President; Previous Appointment as Chief Operating Officer and Chief Financial Officer
On January 4, 2016, we entered into an agreement with Mr. Sblendorio to appoint him as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer upon his joining the company. He commenced employment in such capacity on April 1, 2016. He subsequently ceased to serve as Chief Operating Officer effective as of January 29, 2017 upon the appointment of Keith Westby to such position, and was appointed as President effective as of January 30, 2017. He ceased serving as Chief Financial Officer and Treasurer effective as of April 24, 2017 upon the appointment of David Carroll to such positions. On April 24, 2017, we announced that Mr. Sblendorio would assume the position of Chief Executive Officer effective as of July 1, 2017, in addition to his role as President, upon the transition of Dr. Guyer to Executive Chairman at such time.
On April 24, 2017, we entered into a letter agreement with Mr. Sblendorio to amend certain provisions of his existing offer letter agreement in anticipation of his assuming the role of Chief Executive Officer. This amendment provides for at-will employment, an annual base salary increase from $495,000 to $625,000 effective as of the effective date of Mr. Sblendorio’s promotion to Chief Executive Officer, and an increase in target annual short-term cash incentive compensation opportunity from up to 55% to up to 65% of base salary. Mr. Sblendorio also remains eligible to participate in the employee benefit programs generally available to employees of the company. In addition, Mr. Sblendorio has been granted certain severance benefits as described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Mr. Sblendorio also has exclusive access to a corporate apartment in New York, New York, near our corporate headquarters, for his personal use. The rental expense for the apartment is approximately $7,400 per month.
Keith Westby’s Assumption of Position of Chief Operating Officer
Effective as of January 30, 2017, Mr. Westby was promoted to Senior Vice President and Chief Operating Officer. Mr. Westby joined Ophthotech in 2007 and previously served in a variety of operational roles, including most recently as Senior Vice President, Development Operations. In connection with his appointment, our board of directors, following approval and recommendation by our compensation committee, approved an increase in Mr. Westby’s annual base salary to $325,000 and an increase in his annual target short-term cash incentive compensation opportunity to 40% of base salary. In addition, our board of directors approved certain severance benefits for Mr. Westby as described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
David F. Carroll’s Assumption of Position of Chief Financial Officer
Effective as of April 24, 2017, Mr. Carroll was promoted to Senior Vice President, Chief Financial Officer and Treasurer. Mr. Carroll joined Ophthotech in June 2016 and previously served as Senior Vice President of Finance. In connection with his appointment, our board of directors, following approval and recommendation by our compensation committee, approved an increase in Mr. Carroll’s annual base salary to $375,000 and an increase in his annual target short-term cash incentive compensation opportunity to 40% of base salary. Mr. Carroll was granted a nonstatutory stock option to purchase up to 63,500 shares of our common stock at a per share exercise price of $2.81, which was the closing price of our common stock on the grant date of April 24, 2017. The option award vests over a four-year period, with 25% of the shares underlying the option vesting on the first anniversary of the grant date and the remainder of the shares vesting in equal monthly amounts thereafter until the fourth anniversary of the grant date, subject to continued service with the company. In addition, our board of directors approved certain severance benefits for Mr. Carroll as described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Departure of Barbara A. Wood
On January 5, 2018, in connection with the mutual determination of Ms. Wood and the company to cease Ms. Wood’s employment as our Senior Vice President, General Counsel and Secretary during the first quarter of 2018 so that she could pursue other opportunities, we and Ms. Wood entered into a Separation and General Release. Pursuant to the Separation and General Release, Ms. Wood’s employment with us would end effective as of March 31, 2018 or such earlier date as was mutually agreed upon by Ms. Wood and us. Ms. Wood’s separation date occurred on February 23, 2018. Under the Separation and General Release, Ms. Wood received her current base salary and remained eligible to participate in our benefit plans (pursuant to the terms and conditions of such plans) through her separation date.

Pursuant to the terms of the Separation and General Release, we agreed, in consideration for a general release and certain other obligations, to make the following payments to Ms. Wood following her separation date: (a) $404,620, consisting of 12 months of her current base salary; (b) $26,975, constituting a pro-rated portion, as of the separation date, of her target short-term cash incentive compensation for 2018; and (c) reimbursement for COBRA coverage under company-subsidized health benefits for a period of up to 12 months following the last day of the calendar month in which the separation date occurred. In addition, Ms. Wood is entitled to the continued exercisability for a period of one year following her separation date of stock options that were vested as of her separation date.
Departure of Henric B. Bjarke
On January 11, 2017, as part of a previously announced planned reduction in personnel, the board of directors determined that Mr. Bjarke, our Senior Vice President and Chief Commercial Officer, would cease employment with the company effective as of March 17, 2017. Under his employment arrangements with the company, Mr. Bjarke received the following severance benefits: (1) payment of an amount equal to 12 months of his base salary; (2) a pro-rated portion of his target annual bonus for 2017; and (3) reimbursement for monthly premiums for healthcare coverage for up to 12 months immediately following termination of his employment.
Tax and Accounting Considerations
Section 162(m) of the Code, as amended by tax legislation signed into law on December 22, 2017 and commonly known as the Tax Cuts and Jobs Act of 2017, or the TCJA, generally disallows a tax deduction for compensation in excess of $1 million paid to each of our Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers, referred to as “covered employees”. The TCJA also requires that if an individual is a covered employee for any year after 2016 that individual will remain a covered employee for all future years.
Effective for our fiscal year beginning January 1, 2018, the exception to the deduction limitation under Section 162(m) for certain qualified performance-based compensation is no longer available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. Given the lack of regulatory guidance to date, the compensation committee is not yet able to determine the full impact of the TCJA changes to Section 162(m) on the company and our compensation programs.
We account for equity compensation paid to our employees in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all stock-based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.
Severance and Change in Control Benefits
Pursuant to employment agreements or arrangements we have entered into with our executive officers, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of Ophthotech. Please refer to “Material Terms of Employment Agreements—Employment Agreements” for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to executive officers under various termination circumstances under the caption “Potential Payments Upon Termination or Change in Control” below.
We believe that providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives of our publicly traded peer companies.
We have structured our change in control benefits as “double trigger” benefits. In other words, the change in control does not itself trigger benefits. Rather, benefits are paid only if the employment of the executive officer is terminated during a specified period after the change in control. We believe that a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Benefits and Other Compensation
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, vision, group life insurance, accidental death, dismemberment insurance, long- and short-term disability insurance, and a 401(k) plan. All of our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The compensation committee in its discretion may revise, amend or add to the NEO’s benefits and perquisites if it deems it advisable.
In particular circumstances, we may agree to reimburse an executive officer for certain expenses, such as commuting or travel expenses, or provide corporate housing as an additional incentive to join Ophthotech in a position where there is high market demand. Whether such expenses are covered and the amount of the reimbursement is determined on a case-by-case basis under the specific hiring circumstances.
401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, and have the amount of the reduction contributed to the 401(k) plan. During 2017 we matched 100% of an employee’s contributions to the 401(k) plan up to the first 2% of the employee’s salary, and 50% of the employee’s contributions up to the next 4% of the employee’s salary, up to a maximum amount of $8,000 per employee.
Rule 10b5-1 Sales Plans
Some of our senior employees, including our NEOs, and directors have adopted in the past or may in the future adopt written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. These plans may only be adopted when such employees or directors are not in possession of material, nonpublic information and in accordance with our insider trading policy. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or employee when entering into the plan, without further direction from the director or employee. It also is possible that the director or employee could amend or terminate any such plan when not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy. In addition, our directors and employees, including our NEOs, may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy.
Compensation Committee Report
The compensation committee of the board of directors of Ophthotech Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with Ophthotech’s management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Ophthotech’s Annual Report on Form 10‑K for the year ended December 31, 2017.
By the Compensation Committee of the Board of Directors of Ophthotech Corporation.

David E. Redlick Thomas Dyrberg, M.D., D.M.Sc. Michael Ross, Ph.D.

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our NEOs during the years ended December 31, 2017, December 31, 2016, and December 31, 2015.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Glenn P. Sblendorio (5)	2017	560,000	204,188	192,765	1,648,325	406,250	100,100	3,111,628
President and Chief Executive Officer, Previous Chief Operating Officer, Chief Financial Officer and Treasurer	2016	373,154	100,000	3,887,705	4,256,339	163,350	98,356	8,878,904

David R. Guyer, M.D.(6)	2017	625,200	304,785	287,731	1,441,714	406,380	8,000	3,073,810
Executive Chairman,	2016	625,200	—	3,291,750	4,448,530	325,104	10,405	8,700,989
Previous Chief Executive Officer	2015	600,000	—	1,048,800	2,713,323	486,000	18,758	4,866,882

David F. Carroll (7)	2017	371,924	191,625	—	554,653	150,000	15,211	1,283,413
Senior Vice President, Chief Financial Officer and Treasurer

Keith Westby (8)	2017	323,323	136,440	—	499,581	130,000	—	1,089,344
Senior Vice President and Chief Operating Officer

Barbara A. Wood	2017	404,620	121,386	114,602	120,121	161,850	15,781	938,360
Former Senior Vice President,	2016	404,620	—	632,016	899,190	129,478	17,337	2,082,641
General Counsel and Secretary	2015	390,940	—	250,800	667,211	211,110	8,000	1,528,061

Henric B. Bjarke (9)	2017	87,549	—	—	—	—	458,807	546,356
Former Senior Vice	2016	379,380	—	695,996	529,211	121,402	97,856	1,823,845
President and Chief Commercial Officer	2015	110,817	35,000	—	3,364,698	67,500	45,576	3,623,591

(1)
The amounts reported in the “Bonus” column for 2017 reflect the cash portion of retention awards granted during the year, and for prior years reflect discretionary bonus amounts awarded. For information regarding the retention awards granted during 2017, see “Compensation Discussion and Analysis—Components of our Compensation Program—2017 Retention Arrangements.” We paid Mr. Sblendorio $100,000 as a sign-on bonus upon his joining Ophthotech in April 2016. We paid Mr. Bjarke $35,000 as a sign-on bonus upon his joining Ophthotech in August 2015.

(2)
The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of share-based compensation granted during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on March 5, 2018, regarding assumptions underlying the valuation of equity awards. The amounts reported in the “Stock Awards” column for 2017 reflect the grant date fair value of the RSU portion of retention awards granted during the year. For information regarding the retention awards granted during 2017, see “Compensation Discussion and Analysis—Components of Our Compensation Program—2017

Retention Arrangements.” In addition, as discussed above under “Compensation Discussion and Analysis—Components of Our Compensation Program—Equity Incentive Awards—Annual Equity Awards Granted During 2017,” typically our annual equity awards are granted effective in the beginning of the calendar year taking into account performance during the previous year. However, for administrative purposes, the compensation committee and our board of directors approved the annual equity grant for 2017, in December 2017 and therefore, the 2017 performance grants that normally would have occurred in January 2018 were granted in December 2017. The amounts reported in the “Option Awards” column for 2017 for our continuing NEOs, Mr. Sblendorio, Dr. Guyer, Mr. Carroll and Mr. Westby, therefore include the grant date fair value of multiple stock option grants made in 2017 for different performance years.

(3)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent awards to our NEOs under our annual performance-based short-term cash incentive program.

(4)
The compensation included in the “All Other Compensation” column for 2017 includes matching contributions that we made under our 401(k) plan of $8,000 for Mr. Sblendorio, $8,000 for Dr. Guyer, $8,000 for Mr. Carroll, $8,000 for Ms. Wood and $3,210 for Mr. Bjarke. “All Other Compensation” for 2017 also includes housing payments of $92,100 for Mr. Sblendorio, vacation carry-over payouts of $7,211 for Mr. Carroll and $7,781 for Ms. Wood, relocation expense payments of $76,217 for Mr. Bjarke, as well as severance payments of $379,380 for Mr. Bjarke (see Note 9 below). The compensation included in the “All Other Compensation” column for 2016 includes matching contributions that we made under our 401(k) plan of $8,000 for Mr. Sblendorio, $8,000 for Dr. Guyer, $8,000 for Ms. Wood and $8,000 for Mr. Bjarke. “All Other Compensation” for 2016 also includes housing payments of $80,837 for Mr. Sblendorio, vacation carry-over payouts of $9,519 for Mr. Sblendorio, $7,781 for Ms. Wood and $14,507 for Mr. Bjarke, additional salary payments on account of a change in payroll practices of $2,405 for Dr. Guyer, $1,556 for Ms. Wood and $1,459 for Mr. Bjarke, and relocation expense payments of $73,890 for Mr. Bjarke. The compensation included in the “All Other Compensation” column for 2015 includes matching contributions that we made under our 401(k) plan of $8,000 for Dr. Guyer, $8,000 for Ms. Wood and $3,271 for Mr. Bjarke. “All Other Compensation” for 2015 also includes $10,758 in personal network and home security expenses for Dr. Guyer, vacation carry-over payouts of $7,212 for Mr. Bjarke, and relocation expense payments of $35,093 for Mr. Bjarke.

(5)
Mr. Sblendorio joined Ophthotech as our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer effective as of April 1, 2016. He subsequently ceased to serve as Chief Operating Officer effective as of January 29, 2017 upon the appointment of Mr. Westby to such position, and was appointed as President effective as of January 30, 2017. He ceased serving as Chief Financial Officer and Treasurer effective as of April 24, 2017 upon the appointment of Mr. Carroll to such positions. On July 1, 2017, upon the transition of Dr. Guyer to Executive Chairman, Mr. Sblendorio assumed the position of Chief Executive Officer in addition to his role as President, and Mr. Sblendorio’s annual salary was increased from $495,000 to $625,000. The salary information and non-equity incentive plan compensation provided for 2016 for Mr. Sblendorio represents the pro-rated portion of Mr. Sblendorio’s annual salary of $495,000 attributable to the portion of the year during which Mr. Sblendorio served as our Executive Vice President, Chief Financial Operating Officer, Chief Financial Officer and Treasurer. Mr. Sblendorio also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.

(6)	Dr. Guyer also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.

(7)
Mr. Carroll was promoted to the role of Chief Financial Officer and Treasurer effective April 24, 2017, at which time he became an executive officer and his annual salary was increased from $365,000 to $375,000.

(8)	Mr. Westby was promoted to the role of Chief Operating Officer effective January 29, 2017, at which time he became an executive officer and his annual salary was increased from $303,200 to $325,000.

(9)
Mr. Bjarke joined Ophthotech as our Senior Vice President and Chief Commercial Officer in August 2015 and departed the company on March 17, 2017. The salary information provided for 2017 represents the pro-rated portion of Mr. Bjarke’s annual salary of $379,380 attributable to the portion of the year during which Mr. Bjarke served as our Senior Vice President and Chief Commercial Officer. The salary information and the non-equity incentive plan compensation provided for 2015 represents the pro-rated portion of Mr. Bjarke’s annual salary of $375,000 attributable to the portion of the year during which Mr. Bjarke served as our Senior Vice President and Chief Commercial Officer.

CEO Pay Ratio
Set forth below is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer, or CEO, to the median of the annual total compensation of our other employees.
During 2017, the principal executive officer of Ophthotech as of the determination date selected pursuant to SEC rules, October 20, 2017, was our current President and CEO, Mr. Glenn P. Sblendorio. For 2017, the annual total compensation for Mr. Sblendorio, as reported in the Summary Compensation Table, was $3,111,628. Because Mr. Sblendorio served as our CEO for half of the year, for purposes of this pay ratio disclosure, we adjusted Mr. Sblendorio’s annual total compensation to estimate the compensation that he likely would have received if he had served as CEO for the entire year. We annualized Mr. Sblendorio’s compensation as CEO for 2017, as follows:

SCT Components	Actual Values from SCT ($)	As Adjusted for CEO Pay Ratio ($)	Rationale for Adjustment
Salary	560,000	625,000	Annualized salary as CEO, which increased to $625,000
Bonus	204,188	304,785	Cash portion of retention award adjusted for salary and target short-term cash incentive opportunity as CEO (1)
Stock Awards	192,765	287,731	RSU portion of retention award adjusted for salary and target short-term cash incentive opportunity as CEO (1)
Option Awards (2)	1,648,325	1,648,325	No adjustment
Non-Equity Incentive Plan Compensation	406,250	406,250	No adjustment
All Other Compensation	100,100	100,100	No adjustment
Total CEO Compensation	3,111,628	3,372,191

(1)	Equal to amount received by Dr. Guyer in his role as CEO.

(2)	Includes annual long-term equity incentive awards for both 2016 and 2017 performance years.
As a result of the adjustments discussed above, Mr. Sblendorio’s annualized compensation as CEO for 2017, for purposes of this pay ratio disclosure, was $3,372,191. The total compensation for 2017 for our median employee was $352,158, resulting in a pay ratio of approximately 10 to 1.
To identify the median employee (other than Mr. Sblendorio, who was CEO on the determination date), we calculated total gross wages actually paid to employees for 2017, through October 20, 2017, from our payroll records and then selected the employee with the median total gross wages through the determination date. This calculation was performed for 35 individuals, excluding Mr. Sblendorio, who were employed by Ophthotech on October 20, 2017. To calculate the above ratio, we then divided Mr. Sblendorio's annualized compensation as CEO for 2017 by the median employee's total, full-year compensation for 2017.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Grants of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards to our NEOs during 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Maximum Payout Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ share)(2)	Grant Date Fair Value of Stock and Options Awards(3)
Glenn P. Sblendorio	—	406,250	406,250	—		—	—	—
	1/17/2017	—	—	40,840	(4)	—	—	192,765
	1/30/2017	—	—	—		260,000	$4.52	821,882
	12/19/2017	—	—	—		400,000	$2.94	826,443

David R. Guyer	—	406,380	406,380	—		—	—	—
	1/17/2017	—	—	60,960	(4)	—	—	287,731
	1/30/2017	—	—	—		260,000	$4.52	821,882
	12/19/2017	—	—	—		300,000	$2.94	619,832

David F. Carroll		150,000	150,000	—		—	—	—
	1/24/2017	—	—	—		38,000	$4.52	119,560
	4/24/2017	—	—	—		63,500	$2.81	125,177
	12/19/2017	—	—	—		150,000	$2.94	309,916

Keith Westby	—	130,000	130,000	—		—	—	—
	1/30/2017	—	—	—		60,000	$4.52	189,665
	12/19/2017	—	—	—		150,000	$2.94	309,916

Barbara A. Wood	—	161,848	161,848	—		—	—	—
	1/17/2017	—	—	24,280	(4)	—	—	114,602
	1/30/2017	—	—			38,000	$4.52	120,121

Henric B. Bjarke (5)	—	—	—	—		—	—	—

(1)
Represents the target payout levels under our annual performance-based short-term cash incentive program. Target payouts for Mr. Sblendorio, Dr. Guyer, Mr. Carroll, Mr. Westby and Ms. Wood represented 65%, 65%, 40%, 40%, and 40% of base salary in 2017, respectively. As discussed above under “Compensation Discussion and Analysis—Components of our Compensation Program—Performance-Based Short-Term Incentive Compensation—2017 Corporate Objectives and Achievement,” the actual payout with respect to each NEO was equal to the target award amount. The annual performance-based short-term cash incentive program did not have threshold payout levels, as the determination of the level of achievement of corporate objectives was subjective and subject to the discretion of our compensation committee and board of directors. Maximum payouts under the annual performance-based short-term cash incentive program are generally capped at 100% of the target award. Additional information regarding the design of our annual performance-based short-term cash incentive program, including a description of the corporate objectives applicable to 2017 awards, is described above in “Compensation Discussion and Analysis—Components of our Compensation Program—Annual performance-based short-term cash incentive compensation.”

(2)
The exercise price per share of each option award is equal to the closing market price of our common stock on the date of grant. Each of the option awards vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date.

(3)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of stock and option awards granted in 2017 calculated in accordance with ASC 718.

(4)	These RSUs, which were a portion of the retention awards granted to our then continuing NEOs, vested 50% on June 29, 2017 and 50% on December 29, 2017.

(5)	Mr. Bjarke did not receive any plan-based awards in 2017.

Outstanding Equity Awards as of December 31, 2017
The following table sets forth information regarding outstanding stock options and restricted stock unit awards held by our NEOs as of December 31, 2017:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Glenn P. Sblendorio	11,084	—	(1)	$13.22	7/8/2023	—		—
	6,949	—	(1)	$33.27	10/23/2023	—		—
	15,000	—	(1)	$37.00	5/20/2024	—		—
	7,000	—	(1)	$48.30	6/1/2025	—		—
	62,500	87,500	(2)	$44.90	3/31/2026	—		—
	—	260,000	(3)	$4.52	1/29/2027	—		—
	—	400,000	(4)	$2.94	12/18/2027	—		—
	—	—		—	—	56,250	(5)	$175,500
	—	—		—	—	8,900	(6)	$27,768
David R. Guyer	19,810	—		$10.03	4/25/2023	—		—
	85,826	—		$10.03	4/25/2023	—		—
	171,354	3,646	(7)	$31.29	1/2/2024	—		—
	66,719	24,781	(8)	$45.60	1/1/2025	—		—
	45,521	49,479	(9)	$73.22	1/3/2026	—		—
	—	260,000	(3)	$4.52	1/29/2027	—		—
	—	300,000	(4)	$2.94	12/18/2027	—		—
	—	—		—	—	11,500	(10)	$35,880
	—	—		—	—	18,750	(11)	$58,500
	—	—		—	—	25,000	(6)	$78,000
David F. Carroll	19,479	35,521	(12)	$52.71	6/30/2026	—		—
	—	38,000	(3)	$4.50	1/23/2027	—		—
	—	63,500	(13)	$2.81	4/23/2027	—		—
	—	150,000	(4)	$2.94	12/18/2027	—		—
	—	—		—	—	22,500	(14)	$70,200
Keith Westby	10,169	—		$1.65	4/8/2022	—		—
	5,199	—		$10.03	12/29/2022	—		—
	65,791	1,459	(7)	$31.29	1/2/2024	—		—
	4,557	1,693	(8)	$45.60	1/1/2025	—		—
	5,271	5,729	(9)	$73.22	1/3/2026	—		—
	—	60,000	(3)	$4.52	1/29/2027	—		—
	—	150,000	(4)	$2.94	12/18/2027	—		—
	—	—		—	—	1,562	(10)	$4,873
	—	—		—	—	2,100	(11)	$6,552
	—	—		—	—	2,800	(6)	$8,736
Barbara A. Wood	59,000	—		$24.49	11/18/2023	—		—
	4,895	105	(7)	$31.29	1/2/2024	—		—
	9,167	833	(15)	$31.98	4/6/2024	—		—
	16,406	6,094	(8)	$45.60	1/1/2025	—		—
	9,200	10,000	(9)	$73.22	1/3/2026	—		—
	—	38,000	(3)	$4.52	1/29/2027	—		—
	—	—		—	—	2,750	(10)	$8,580
	—	—		—	—	3,600	(11)	$11,232
	—	—		—	—	4,800	(6)	$14,976
Henric B. Bjarke (16)	—	—		—	—	—		—

(1)	These options were granted in connection with Mr. Sblendorio’s service on our board of directors and are fully vested.

(2)	The unvested shares vest monthly in approximately equal amounts through April 2020.

(3)	The unvested shares vest over four years, with 25% vesting in January 2018 and the remaining unvested shares vesting monthly in approximately equal amounts through January 2021.

(4)	The unvested shares vest over four years, with 25% vesting in December 2018 and the remaining unvested shares vesting monthly in approximately equal amounts through December 2021.

(5)	These restricted stock units vest in annual increments, with the remaining vesting events occurring in April 2018 and April 2019.

(6)	These restricted stock units are subject to performance-based vesting. The unvested shares vest upon the occurrence of certain milestones.

(7)	The unvested shares vest in January 2018.

(8)	The unvested shares vest monthly in approximately equal amounts through January 2019.

(9)	The unvested shares vest monthly in approximately equal amounts through January 2020.

(10)	These restricted stock units vest in annual increments, with the remaining vesting events occurring in January 2018 and January 2019.

(11)	These restricted stock units vest in annual increments, with the remaining vesting events occurring in January 2018, January 2019 and January 2020.

(12)	The unvested shares vest monthly in approximately equal amounts through June 2020.

(13)	The unvested shares vest over four years, with 25% vesting in April 2018 and the remaining unvested shares vesting monthly in approximately equal amounts through April 2021.

(14)	These restricted stock units vest in annual increments, with the remaining vesting events occurring in July 2018, July 2019 and July 2020.

(15)	The unvested shares vest monthly in approximately equal amounts through April 2018.

(16)	Mr. Bjarke did not have any outstanding equity awards as of December 31, 2017.

Option Exercises and Stock Vested Table
The following table sets forth information regarding stock options exercised, and vested RSUs received, by our NEOs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn P. Sblendorio	—	—	59,590	184,611
David R. Guyer	—	—	72,960	232,461
David F. Carroll	—	—	7,500	19,200
Keith Westby	—	—	1,482	7,312
Barbara A. Wood	—	—	26,855	81,656
Henric B. Bjarke	—	—	700	3,535
See “Compensation Discussion and Analysis—Additional Narrative Disclosure—Amended and Restated 2007 Plan” and “Additional Narrative Disclosure—2013 Stock Incentive Plan” for a description of our equity incentive plans. See “Outstanding Equity Awards as of December 31, 2017” for information regarding the number of awards outstanding under these plans as of December 31, 2017.
Material Terms of Employment Agreements
We have entered into employment offer letters with each of our executive officers. The employment offer letters do not have a stated term and provide for at-will employment, meaning the executive officer or we may terminate the employment arrangement at any time. The employment offer letters generally establish each executive officer’s title and compensation arrangements, including annual base salary and minimum target amount for annual performance-based short-term cash incentive compensation, as a percentage of annual base salary, as well as eligibility for welfare and other benefit programs and commuting and relocation expense payments. Annual base salaries and minimum target amounts for annual performance-based short-term cash incentive compensation are subject to review and adjustment by our compensation committee and our board of directors, as described above under “Compensation Discussion and Analysis.”
Each of our executive officers is eligible, either directly under his or her agreement or offer letter or through separate agreements with us, to receive certain benefits upon termination of employment under specified conditions, as summarized below under “Potential Payments Upon Termination or Change in Control.” In addition, each of our executive officers is subject to invention assignment, non-disclosure, non-competition and non-solicitation agreements and is party to an indemnification agreement with us.
Potential Payments Upon Termination or Change in Control
Our stock incentive plans provide for the acceleration of vesting with respect to certain awards upon the termination of employment of any of our employees, including our NEOs, under specified circumstances. In addition, upon execution and effectiveness of a separation agreement and release of claims, each NEO is entitled to severance payments, generally payable in a lump sum, if his or her employment is terminated under specified circumstances.
The severance and change in control benefits available as of December 31, 2017 to each of our NEOs are described below:
Mr. Sblendorio. In the event that Mr. Sblendorio’s employment is terminated without cause or if Mr. Sblendorio terminates his employment with us for good reason, within one year following a change in control event (as each such term is defined in the relevant letter agreements between him and us), Mr. Sblendorio is entitled to receive an amount equal to 12 months of his base salary; his target annual performance-based short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Sblendorio elects to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Sblendorio’s employment is terminated without cause or if Mr. Sblendorio terminates his employment with us for good reason, absent a change in control event, Mr. Sblendorio is entitled to receive an amount equal to 12 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Sblendorio elects to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates.
Dr. Guyer. In the event that Dr. Guyer's employment is terminated without cause (as such term is defined in relevant letter agreement between him and us) or if Dr. Guyer terminates his employment for any reason, Dr. Guyer will be entitled to receive an amount equal to 12 months of his base salary (at the greater of an annualized base salary rate of $625,000 or his then-current annualized base salary rate); a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment is terminated (at the greater of a 65% target bonus rate or his then-current target bonus rate); and continued coverage, at our expense, under the company's medical and dental benefit plans to the extent permitted under such plans for a period of 12 months immediately following the date of the termination of Dr. Guyer's employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates. In addition, if Dr. Guyer's employment is terminated without cause or for good reason within one year following a change in control event (as each such term is defined in the relevant letter agreement between him and us), Dr. Guyer is entitled to full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time.
To the extent that any payment, benefit, or distribution (or combination thereof) by us or any of our affiliates to Dr. Guyer pursuant to his agreements with us or any other agreement, plan or arrangement would be subject to the excise tax imposed by Section 4999 of the Code, Dr. Guyer is entitled to receive an amount that, after payment of all applicable taxes by Dr. Guyer, is equal to the excise tax and any other applicable interest or penalties that Dr. Guyer may owe in connection with such payments, benefits or distributions.
Mr. Carroll. In the event that Mr. Carroll’s employment is terminated without cause or if Mr. Carroll terminates his employment for good reason within one year following a change in control event (as each such term is defined in our 2013 Stock Incentive Plan), Mr. Carroll will be entitled to receive an amount equal to 9 months of his base salary; his target annual performance-based short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Carroll elects to continue his and his eligible dependents’ participation in Ophthotech’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Carroll’s employment is terminated without cause or if Mr. Carroll terminates his employment with Ophthotech for good reason absent a change in control event, Mr. Carroll will be entitled to receive an amount equal to 9 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Carroll elects to continue his and his eligible dependents” participation in Ophthotech’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates.
Mr. Westby. In the event that Mr. Westby’s employment is terminated without cause or if Mr. Westby terminates his employment for good reason within one year following a change in control event (as each such term is defined in our 2013 Stock Incentive Plan), Mr. Westby will be entitled to receive an amount equal to 9 months of his base salary; his target annual performance-based short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Westby elects to continue his and his eligible dependents’ participation in Ophthotech’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Westby’s employment is terminated without cause or if Mr. Westby terminates his employment with Ophthotech for good reason absent a change in control event, Mr. Westby will be entitled to receive an amount equal to 9 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminates; and provided

Mr. Westby elects to continue his and his eligible dependents” participation in Ophthotech’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates.
In addition, until their respective termination of services with our company in February 2018 and March 2017, NEOs Ms. Wood and Mr. Bjarke were entitled to the following severance and change in control benefits:
Ms. Wood. In the event that Ms. Wood’s employment was terminated without cause or if Ms. Wood terminated her employment with us for good reason, within one year following a change in control event (as each such term is defined in the relevant letter agreements between her and us), Ms. Wood was entitled to receive an amount equal to 12 months of her base salary; her target annual performance-based short-term cash incentive opportunity for the year in which her employment was terminated; provided Ms. Wood elected to continue her and her eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of her employment; and full acceleration of vesting of any then-unvested equity awards held by her that vest solely based on the passage of time. In the event that Ms. Wood’s employment was terminated without cause or if Ms. Wood terminated her employment with us for good reason, before or more than one year following a change in control event, Ms. Wood was entitled to receive an amount equal to 12 months of her base salary; a pro-rated portion of her target annual performance-based short-term cash incentive opportunity for the year in which her employment terminated; and provided Ms. Wood elected to continue her and her eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of her employment.
Mr. Bjarke. In the event that Mr. Bjarke’s employment was terminated without cause or if Mr. Bjarke terminated his employment with us for good reason, within one year following a change in control event (as each such term is defined in the letter agreements between him and us), Mr. Bjarke was entitled to receive an amount equal to 12 months of his base salary; his target annual performance-based short-term cash incentive opportunity for the year in which his employment was terminated; provided Mr. Bjarke elected to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Bjarke’s employment was terminated without cause or if Mr. Bjarke terminated his employment with us for good reason, before or more than one year following a change in control event, Mr. Bjarke was entitled to receive an amount equal to 12 months of his base salary; a pro-rated portion of his target annual performance-based short-term cash incentive opportunity for the year in which his employment terminated; and provided Mr. Bjarke elected to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment.
The following tables set forth information regarding potential payments that each NEO who was serving as an executive officer as of December 31, 2017 would have received if the NEO’s employment had terminated as of December 31, 2017 under the circumstances set forth below.

	Termination Without Cause or For Good Reason Prior to a Change in Control or more than 12 Months Following a Change in Control
Name	Cash Payment ($)	Value of Benefits ($)
Glenn P. Sblendorio	1,031,250	23,770
David R. Guyer	1,031,580	32,509
David F. Carroll	431,250	24,382
Keith Westby	373,750	24,382
Barbara A. Wood	566,468	32,509
Henric B. Bjarke	n/a	n/a

	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control
Name	Cash Payment ($)	Value of Stock Options with Accelerated Vesting ($)(2)	Value of Stock Awards with Accelerated Vesting ($)(3)	Value of Benefits ($)
Glenn P. Sblendorio	1,031,250	72,000	203,268	35,655
David R. Guyer(4)	1,031,580	54,000	172,380	32,509
David F. Carroll	431,250	46,685	70,200	24,382
Keith Westby	373,750	27,000	20,161	24,382
Barbara A. Wood	566,468	—	34,788	32,509
Henric B. Bjarke	n/a	n/a	n/a	n/a

(1)
The value of stock options with accelerated vesting represents the value of unvested stock options, calculated by multiplying the number of shares subject to the accelerated portion of the option by the amount by which $3.12, the closing market price of our common stock on December 31, 2017, exceeds the exercise price of such option.

(2)
The value of restricted stock units with accelerated vesting represents the value of unvested restricted stock units, calculated by multiplying the number of shares subject to the accelerated portion of the restricted stock units by $3.12, the closing market price of our common stock on December 31, 2017.

(3)
Pursuant to the terms of the employment offer letter entered into in connection with Dr. Guyer’s appointment as our Chief Executive Officer prior to our initial public offering in April 2013, Dr. Guyer is entitled to receive gross-up payments for excise taxes imposed by Section 4999 of the Code. No such gross-up payments, however, would have been payable upon his termination without cause or resignation for good reason within twelve months following a change in control on December 31, 2017, as Dr. Guyer would not have received any “parachute payments” within the meaning of Section 280G of the Code if such termination had occurred on such date.

Additional Narrative Disclosure
See “Compensation Discussion and Analysis—Benefits and Other Compensation” for a discussion of our 401(k) retirement plan available to all employees including our NEOs.
Amended and Restated 2007 Stock Incentive Plan
Our amended and restated 2007 stock incentive plan, referred to as the 2007 plan, was initially adopted by our board of directors and approved by our stockholders in December 2007. Following our initial public offering, we no longer grant awards under the 2007 plan. The 2007 plan provided for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards and other stock-based awards. Our employees, officers, directors, consultants and advisors were eligible to receive awards under our 2007 plan; however, incentive stock options could only be granted to our employees.
The type of award granted under our 2007 plan and the terms of such award are set forth in the applicable award agreement.
Upon the occurrence of a merger or consolidation of the company with or into another entity, as a result of which all of the outstanding shares of our common stock are exchanged for cash, securities or other property or are cancelled, or any exchange of all of the outstanding shares of our common stock for cash, securities or other property pursuant to a share exchange transaction or upon a liquidation or dissolution of the company, our board of directors may take any one or more of the following actions:

•	provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•
upon written notice to a plan participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified period;

•	provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such transaction;

•
in the event that, under the terms of the transaction, holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the transaction, make or provide for a cash payment to a plan participant with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;

•
provide that, in connection with a liquidation or dissolution of the company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or

•	any combination of the foregoing.
Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.
Pursuant to the terms of the 2007 plan, if, on or prior to the first anniversary of a change in control event (as defined in the 2007 plan), the employment of a plan participant is terminated for good reason by the participant or without cause by the company, as such terms are defined in the 2007 plan:

•	all unvested options then held by such participant shall immediately become exercisable in full; and

•	all restricted stock then held by such participant shall immediately become free from all conditions or restrictions.
Our board of directors may at any time provide that any award will become immediately exercisable in full or in part, free from some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
2013 Stock Incentive Plan
Our board of directors adopted and our stockholders approved the 2013 stock incentive plan in August 2013. The 2013 stock incentive plan became effective immediately prior to the closing of our initial public offering on September 30, 2013. In June 2015, our board of directors adopted a first amendment to the 2013 stock incentive plan.
The 2013 stock incentive plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock-based awards. The number of shares of our common stock that are reserved for issuance under the 2013 stock incentive plan is the sum of (1) the number of shares (up to 3,362,256 shares) equal to the sum of 739,317, which was the number of shares of our common stock available for issuance under the 2007 plan at the time of the completion of our initial public offering, and the number of shares of our common stock subject to outstanding awards under the 2007 plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right plus (2) an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors. Annual increases under the evergreen provisions of the 2013 stock incentive plan have resulted in the addition of an aggregate of approximately 6,898,000 additional shares to the 2013 stock incentive plan, including for 2018, an increase of approximately 1,444,000 shares, or 4% of the total number of shares of our common stock outstanding as of January 1, 2018.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2013 stock incentive plan. However, incentive stock options may only be granted to our employees.
Pursuant to the terms of the 2013 stock incentive plan, our compensation committee, pursuant to authority delegated to it by our board of directors, administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the type of options to be granted;

•	the duration of options, which may not be in excess of ten years;

•	the exercise price of options, which must be at least equal to the fair market value of our common stock on the date of grant; and

•
the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, measurement price, issue price and repurchase price (though the measurement price of stock appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years).

The compensation committee of our board of directors has also delegated authority to our Chief Executive Officer to grant awards under the 2013 stock incentive plan. Our Chief Executive Officer has the power to make awards to all of our employees, except our officers or any other employee with the title of Vice President or above (i.e., Senior Vice President, Executive Vice President or President). Our compensation committee has fixed the terms of the awards to be granted by our Chief Executive Officer, including the exercise price of such awards (which will be the fair market value of our common stock on the date of grant), and the maximum number of shares subject to awards that our Chief Executive Officer may make in a single grant to any one person in any calendar year, and the maximum number of shares subject to awards, in the aggregate, in any one year.
Upon a merger or other reorganization event (as defined in our 2013 stock incentive plan), our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2013 stock incentive plan as to some or all outstanding awards other than restricted stock:

•	provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);

•
upon written notice to a participant, provide that all of the participant’s unvested and/or unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;

•
provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

•
in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; and/or

•
provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).

Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.
In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.
Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding awards of restricted stock will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the award of restricted stock.
At any time, our board of directors may, in its sole discretion, provide that any award under the 2013 stock incentive plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.
In addition, the 2013 stock incentive plan provides that, notwithstanding the provisions of the plan that may apply upon a reorganization event and except as otherwise provided for in the instrument evidencing an option, award of restricted stock or award of restricted stock units or any other agreement between us and the participant, upon the occurrence of a change in control event (as defined in the 2013 stock incentive plan) each option shall become immediately exercisable and each award of restricted stock and of restricted stock units that vest solely based on the passage of time shall become immediately free from all conditions and restrictions, if, in each case, the employment of the participant holding such award is terminated by us (or our acquirer or successor) without cause (as defined in the 2013 stock incentive plan) or by the participant for good reason (as defined in the 2013 stock incentive plan), on or prior to the first anniversary of the date of the change in control event. Our board of directors may specify in an award at the time of grant the effect of a change in control event on any stock appreciation right, restricted stock unit that includes vesting criteria other than solely the passage of time or other stock-based award.
No award may be granted under the 2013 stock incentive plan on or after August 26, 2023. Our board of directors may amend, suspend or terminate the 2013 stock incentive plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.
2016 Employee Stock Purchase Plan
Our board of directors adopted our 2016 employee stock purchase plan, or ESPP, in April 2016. The ESPP became effective following approval by our stockholders at our 2016 annual meeting in June 2016. The initial offering period under the ESPP began on September 16, 2016.
Eligibility
All employees of the company and any subsidiary of the company designated by our board or a committee appointed by our board are eligible to participate provided that they work twenty hours or more per week and for more than five months in a calendar year, are employees for at least one month prior to enrolling in the ESPP and are employees on the first day of the applicable offering period. In addition, no employee can be granted an option under the ESPP that would result in the employee owning shares and/or options to purchase shares representing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock. The company retains the discretion to determine which eligible employees may participate in any offering under the ESPP pursuant to and consistent with the Treasury Regulations issued under Section 423 of the Code.
ESPP Operation
The ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment form, timely filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute up to 20 percent (in whole percentages only) of their compensation (as defined in the ESPP) received on each pay day during the offering period. The board or a committee appointed by our board may, at its discretion, designate a lower maximum contribution rate, and the minimum payroll deduction is such percentage of compensation as may be established by the board or a committee appointed by our board from time to time.
The ESPP is implemented through consecutive six-month offering periods. The ESPP provides that such offering periods will commence on the first business day on or after September 16 and March 16 of each year. Our board or a committee appointed by our board may, in its discretion, choose a different offering period of not more than 12 months and/or choose a different commencement date for offerings under the ESPP.
On the first day of each offering period, each employee who is enrolled in the ESPP will automatically receive an option to purchase, on the last business day of the offering period, up to that number of shares of our common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the closing price of our common stock on the first day of the offering period, or such lesser number of shares set by the board or a committee appointed by our board. However, no eligible employee may be granted an option under the ESPP that permits the employee’s rights to purchase shares of our common stock under the ESPP to accrue at a rate that exceeds $25,000 of the fair market value (based on the value of the stock on the first day of the offering period) of our common stock in any given calendar year in which such option is outstanding at any time.
Unless an employee withdraws from the ESPP, the employee’s option will be exercised automatically on the last business day of the offering period for the largest number of whole shares subject to the employee’s option that can be purchased with the deductions accumulated as of the last business day of the offering period. An option shall expire on the last business day of the applicable offering period and any balance remaining in an employee’s payroll deduction account at the end of an offering period will be automatically refunded to the employee.
The board or a committee appointed by our board will determine the purchase price of shares subject to an option granted under the ESPP for each offering period, including whether the purchase price will be determined based on the lesser of the closing price of our common stock on (i) the first business day of the offering period or (ii) the last business day of the offering period, or whether it will be based solely on the closing price of our common stock on the last business day of the offering period, provided that, in all events, the purchase price will be at least 85% of the applicable closing price. In the absence of a determination by the board or a committee appointed by our board, the ESPP provides that the purchase price of shares subject to an option granted under the ESPP in any given offering period will be 85% of the closing price of a share of our common stock on the first business day of the offering period or the last business day of the offering period, whichever is lower. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance on a pro-rata basis.
All payroll deductions received or held by the company under the ESPP may be used by us for any corporate purpose, and we will not be obligated to segregate such payroll deductions. No interest will accrue on the payroll deductions (except as our board or a committee appointed by our board may otherwise provide).
An employee’s payroll deduction elections remain in effect for successive offering periods unless changed by the employee. An employee may decrease or discontinue his or her payroll deduction only once during an offering period, by timely filing a new payroll deduction authorization form. However, an employee may not increase his or her payroll deduction during an offering period. If an employee elects to discontinue his or her payroll deductions during an offering period but does not elect to withdraw his or her funds from the ESPP, funds deducted prior to his or her election to discontinue will be applied to the purchase of common stock on the last day of the offering period in which the funds were deducted. An employee may, for any reason, withdraw from participation in an offering at any time prior to the close of business on the twentieth business day before the end of the offering period. If an employee withdraws from participation in an offering, any amounts contributed to the ESPP by the employee will be refunded promptly without interest and the employee’s option granted for such offering period will automatically terminate. Any employee who withdraws from participating in an offering period may not begin participation again during the remainder of the offering period during which he or she withdrew his or her account balance. However, an employee’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in subsequent offering periods in accordance with terms and conditions established by the board or a committee appointed by the board.

The value of the common stock purchased will vary based on the fair market value of our common stock on the last day of each offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.
We are required to make equitable adjustments, to the extent determined by our board or a committee appointed by our board, to the number and class of securities available under the ESPP, the share limitations under the ESPP and the purchase price for an offering period under the ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.
In connection with a merger or other reorganization event (as defined in the ESPP), our board or a committee appointed by our board may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the ESPP on such terms as our board or committee appointed by our board determines:

•	provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•
upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of the reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board or committee appointed by our board in such notice, which date will not be less than ten (10) days preceding the effective date of the reorganization event;

•
upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;

•
in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, change the last day of the offering period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to (1) the cash payment for each share surrendered in the reorganization event times the number of shares of our common stock that the employee’s accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the cash payment for each share surrendered in the reorganization event is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the ESPP, minus (2) the result of multiplying such number of shares by the purchase price; and/or

•	provide that, in connection with our liquidation or dissolution, options will convert into the right to receive liquidation proceeds (net of the purchase price thereof).
Administration
Pursuant to the terms of the ESPP and authority delegated to it by our board of directors, our compensation committee administers the ESPP and, subject to limitations in the ESPP, has authority to make rules and regulations for the administration of the ESPP and its interpretation and any decisions with regard thereto are final and conclusive.
Our board has the ability to change offering periods (including the commencement dates and length thereof) with respect to future offerings without stockholder approval. Our board may, at any time, and from time to time, amend or suspend the ESPP or any portion of the ESPP. However, the ESPP may not be amended in any way that will cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required. The ESPP may be terminated at any time by the board. Upon termination of the ESPP all amounts in the accounts of participants will be promptly refunded.
Our board may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of such foreign employees to the extent such actions are in compliance with Section 423 of the Code.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides certain information as of December 31, 2017, with respect to all of our equity compensation plans in effect on that date:
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($/share)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	5,138,795	$18.99	1,475,480
Equity compensation plans not approved by security holders (2)	145,000	$40.51	—
Total	5,283,795	$19.58	1,475,480

(1)
Includes our amended and restated 2007 stock incentive plan, 2013 stock incentive plan and 2016 employee stock purchase plan. As described above under “Additional Narrative Disclosure—2013 Stock Incentive Plan”, the 2013 stock incentive plan includes provisions for an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, with such annual increase to be equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors, which, in the case of 2018, was 1,444,411 shares, or 4% of the total number of shares of our common stock outstanding as of January 1, 2018.

(2)
Includes stock option awards made pursuant to the Nasdaq inducement grant exception as a component of employment compensation for newly hired executives. The inducement grants were approved and recommended by our compensation committee, approved by our board of directors and were made as an inducement material to each executive’s acceptance of employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).

Risk Considerations in Our Compensation Program
Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for adverse risk caused by the action of our executives:

•
annual establishment of corporate and individual objectives for our performance-based cash bonus programs for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•	the mix between fixed and variable, annual and long-term and cash and equity compensation are designed to encourage strategies and actions that balance our short-term and long-term best interests; and

•	equity awards generally vest over a period of time, which we believe encourages executives to take a long-term view of our business.

DIRECTOR COMPENSATION

Summary Compensation Table
The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2017, with the exception of Dr. Guyer and Mr. Sblendorio, who do not receive compensation for service on our board of directors and whose compensation is included in the “Summary Compensation Table” included in the “Executive Compensation” section above. The below table also does not include Dr. Patel, who was an employee while he served on our board of directors through January 13, 2017, and therefore did not receive any compensation for service on our board of directors, or Ms. Henderson, who was elected to our board of directors in January 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Axel Bolte	66,250	—	26,584	92,834
Thomas Dyrberg, M.D., D.M.Sc.(3)	—	—	—	—
David E. Redlick	95,000	—	26,584	121,584
Michael J. Ross, Ph.D.	63,750	—	26,584	90,334
Ian Smith(4)	30,000	—	—	30,000

(1)	Fees earned or paid in cash consist of:

•
for Mr. Bolte, $45,000 for serving as a member of our board, $3,750 for serving as a member of our audit committee prior to our 2017 annual meeting of stockholders, $12,500 for serving as the chairman of our audit committee following our 2017 annual meeting of stockholders and $5,000 for serving as a member of our nominating and corporate governance committee;

•
for Mr. Redlick, $45,000 for serving as a member of our board, $25,000 for serving as our independent lead director, $15,000 for serving as the chairman of our compensation committee, and $10,000 for serving as a member of our audit committee;

•
for Dr. Ross, $45,000 for serving as a member of our board, $7,500 for serving as a member of our compensation committee, $5,000 for serving as a member of our nominating and corporate governance committee, and $6,250 for serving as a member of our audit committee following our 2017 annual meeting of stockholders; and

•	for Mr. Smith, $22,500 for serving as a member of our board and $7,500 for serving as the chairman of our audit committee, in each case, prior to our 2017 annual meeting of stockholders.

(2)
The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of ASC Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on March 5, 2018, regarding assumptions underlying the valuation of equity awards.

(3)	Dr. Dyrberg has elected to decline compensation for service on our board of directors.

(4)	Mr. Smith served on our board of directors from his election in August 2016 through May 2017, when he declined to stand for re-election at our 2017 annual meeting of stockholders.

Director Compensation Arrangements
Equity Compensation
In connection with our initial public offering, our non-employee directors were eligible to receive an option, or options, to purchase an aggregate of 22,033 shares of our common stock. Each non-employee director was also eligible to receive an annual grant of an option to purchase 15,000 shares of our common stock on the date of our 2014 annual meeting of stockholders. Following our 2015 annual meeting of stockholders through the date of our 2017 annual meeting of stockholders, each newly elected non-employee director was eligible to receive an option to purchase 20,000 shares of our common stock upon his or her initial election or appointment to our board of directors and each non-employee director who has served on our board of directors for at least six months was eligible to receive an annual grant of an option to purchase 7,000 shares of our common stock and an award of 1,750 restricted stock units on the date of the first meeting of our board of directors held after each annual meeting of stockholders.
Following our 2017 annual meeting of stockholders, each non-employee director is eligible to receive an option to purchase 32,000 shares of our common stock upon his or her initial election or appointment to our board of directors and each non-employee director who has served on our board of directors for at least six months is eligible to receive an annual grant of an option to purchase 16,000 shares of our common stock on the date of the first meeting of our board of directors held after each annual meeting of stockholders.
The stock options granted to our non-employee directors have, or in the case of future stock options, will have, an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to our non-employee directors, subject to the director’s continued service on our board, vest monthly in equal amounts over a three-year period following the date of grant. The annual stock options and restricted stock units granted to our non-employee directors, subject to the director’s continued service on our board, vest, or will vest, monthly in equal amounts over a one-year period through the earlier of the business day before the next annual meeting of stockholders or the first anniversary of the grant date, at which time they vest in full. Stock options granted to our non-employee directors will vest in full upon the occurrence of a change in control of us.
Cash Compensation
Our board of directors, upon the recommendation of our compensation committee, has established the following compensation guidelines for non-employee board members:

•	each non-employee director is eligible to receive an annual fee of $45,000;

•	the chairman of our audit committee is eligible to receive an additional annual fee of $20,000 and the other members of our audit committee are eligible to receive an additional annual fee of $10,000;

•
the chairman of our compensation committee is eligible to receive an additional annual fee of $15,000 and the other members of our compensation committee are eligible to receive an additional annual fee of $7,500;

•
the chairman of our nominating and corporate governance committee is eligible to receive an additional annual fee of $10,000 and the other members of our nominating and corporate governance committee are eligible to receive an additional annual fee of $5,000; and

•	our Independent Lead Director is eligible to receive an additional annual fee of $25,000.
Annual fees for board service are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our board.
Reimbursement of Expenses
Each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

AUDIT-RELATED MATTERS

Audit Committee Report
The audit committee of the board of directors of Ophthotech Corporation consists of three members, each of whom the board has determined is “independent” under Nasdaq Marketplace Rules, and includes an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission’s rules. The audit committee met five times in 2017.
The audit committee has reviewed Ophthotech’s audited financial statements for the fiscal year ended December 31, 2017 and discussed them with Ophthotech’s management and Ernst & Young LLP, Ophthotech’s independent registered public accounting firm.
The audit committee has received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as amended or supplemented.
The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with Ophthotech’s independent registered public accounting firm such firm’s independence.
Based on the review and discussions referred to above, the audit committee recommended to Ophthotech’s board of directors that the audited financial statements referred to above be included in Ophthotech’s Annual Report on Form 10-K for the year ended December 31, 2017.
By the audit committee of the board of directors of Ophthotech Corporation.

Jane P. Henderson Axel Bolte David E. Redlick

Audit Fees and Services
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2017	2016
Audit Fees(1)	$554,928	$610,301
Audit-Related Fees	—	—
Tax Fees(2)	25,000	34,000
All Other Fees(3)	2,000	2,000
Total Fees	$581,928	$643,500

(1)
This category includes fees for professional services performed by Ernst & Young LLP for the audit of our annual financial statements in 2017 and 2016. Also included are the fees related to the review of condensed financial statements included in our Quarterly Reports on Form 10-Q, and registration statements on Form S-8 in 2017 and 2016.

(2)	This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance services for 2017 and 2016.

(3)
This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2017 and 2016 under this category are related to licensed accounting research software.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee, or chair of our audit committee with subsequent ratification by the audit committee, or the engagement is entered into pursuant to a de minimis exception in accordance with applicable SEC rules.

MATTERS TO BE VOTED ON

Proposal 1: Election of Class II Directors
In accordance with the terms of our certificate of incorporation and our bylaws, our board of directors is divided into three classes: class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:

•	the class I directors are Ms. Henderson, Dr. Ross and Mr. Sblendorio, and their term expires at our annual meeting of stockholders to be held in 2020;

•	the class II directors are Mr. Bolte and Mr. Redlick, and their term expires at this year’s Annual Meeting; and

•	the class III directors are Dr. Dyrberg and Dr. Guyer, and their term expires at our annual meeting of stockholders to be held in 2019.
At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Mr. Bolte and Mr. Redlick are current directors whose terms expire at the 2018 Annual Meeting. Mr. Bolte and Mr. Redlick are nominated for re-election, each as a class II director, with a term ending in 2021. Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending in 2021, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either or both nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board. We do not contemplate that either of the nominees will be unable to serve if elected.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Consistent with the preference expressed by our stockholders at our 2016 annual meeting of stockholders, we have determined to hold an advisory vote on executive compensation annually.
Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board with respect to the year ended December 31, 2017. As we describe in the Compensation Discussion and Analysis, in the wake of the clinical trial setbacks and in light of the current state of the company’s business, the compensation committee sought to rigorously re-evaluate the company’s executive compensation program prior to making decisions about 2018 compensation. Our executive compensation program continues to embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage management to assume excessive risks.
Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to Ophthotech’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board (or any committee thereof), create or imply any change to the fiduciary duties of us or our board (or any committee thereof), or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and our board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 3: To Ratify the Selection of Ernst & Young LLP as Ophthotech’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018
The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Ernst & Young LLP has served as our independent registered public accounting firm since 2008 and has audited our financial statements since the fiscal year ended December 31, 2007, which was the first year of our operations. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or Nasdaq rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our audit committee may reconsider this selection.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OPHTHOTECH’ S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

OWNERSHIP OF COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 16, 2018 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and current executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of: 36,188,161 shares of our common stock outstanding as of April 16, 2018.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that were currently exercisable as of April 16, 2018 or exercisable within 60 days of April 16, 2018 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. There are no outstanding restricted stock units that are scheduled to vest during the 60-day period following April 16, 2018. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Ophthotech Corporation, One Penn Plaza, 35th Floor, New York, New York 10119.
Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Glenn P. Sblendorio (1)	256,357	*
David R. Guyer (2)	541,515	1.5%
David F. Carroll (3)	60,435	*
Keith Westby (4)	142,847	*
Barbara A. Wood (5)	126,889	*
Henric B. Bjarke (6)	1,894	*
Axel Bolte (7)	16,000	*
Thomas Dyrberg, M.D., D.M.Sc.(8)	700	*
Jane P. Henderson (9)	4,444	*
David E. Redlick (10)	40,161	*
Michael J. Ross, Ph.D. (11)	70,533	*
All Executive Officers and Directors as a Group (9 persons) (12)	1,132,992	3.0%
5% Stockholders
Entities Affiliated with Armistice Capital, LLC (13)	3,450,000	9.5%
Entities Affiliated with D.E.Shaw & Co., L.P. (14)	2,585,383	7.2%
Entities Affiliated with Stonepine Capital Management, LLC (15)	2,350,000	6.5%
Entities Affiliated with Renaissance Technologies LLC. (16)	1,915,300	5.3%

(1)
Consists of (i) 48,407 shares of common stock and (ii) 207,950 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(2)
Consists of (i) 38,660 shares of common stock and (ii) 502,855 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(3)
Consists of (i) 4,216 shares of common stock and (ii) 56,219 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(4)
Consists of (i) 28,244 shares of common stock and (ii) 114,603 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(5)
Consists of (i) 16,462 shares of common stock and (ii) 110,427 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date. The number of shares held by Ms. Wood is based on information available to us as of February 23, 2018, Ms. Wood's last day with the company.

(6)
Consists of (i) 1,594 shares of common stock held by Mr. Bjarke in his individual capacity and (ii) 300 shares of common stock held by Mr. Bjarke's immediate family members. The number of shares held by Mr. Bjarke and his immediate family members is based on information available to us as of March 17, 2017, Mr. Bjarke's last day with the company.

(7)
Mr. Bolte is an advisor to HBM Partners AG. HBM Partners AG provides investment management services to HBM Healthcare Investments AG. Mr. Bolte, a member of our board of directors, has no voting or investment power over shares, if any, held by HBM Healthcare Investments AG. Consists of 16,000 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(8)
Consists of 700 shares of common stock held by Dr. Dyrberg in his individual capacity. Dr. Dyrberg is employed as Chief Executive Officer of Novo A/S and a Managing Partner of Novo Ventures and does not have beneficial ownership of shares, if any, held by Novo A/S.

(9)	Consists of 4,444 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(10)
Consists of (i) 1,050 shares of common stock and (ii) 39,111 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(11)
Consists of (i) 3,500 shares of common stock and (ii) 67,033 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(12)
Consists of (i) 124,777 shares of common stock and (ii) 1,008,215 shares of common stock underlying options that are exercisable as of April 16, 2018, or will become exercisable within 60 days after such date.

(13)
Consists of 3,450,000 shares of common stock reported as beneficially owned by each of Armistice Capital, LLC Armistice Capital Master Fund Ltd. and Steven Boyd, of which each such entity or person reports sole voting power with respect to zero shares, shared voting power with respect to 3,450,000 shares, sole dispositive power with respect zero shares and shared dispositive power with respect to 3,450,000 shares. Armistice Capital, LLC and Steven Boyd each disclaim beneficial ownership of the shares, except to the extent of its or his pecuniary interest therein. The address for Armistice Capital, LLC is 510 Madison Avenue, 22nd Floor, New York, New York 10022, United States of America. The address for Armistice Capital Master Fund Ltd. is c/o dms Corporate Services Ltd., 20 Genesis Close P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands. The address for Steven Boyd is c/o Armistice Capital, LLC, 510 Madison Avenue, 22nd Floor, New York, New York 10022, United States of America. We obtained the information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC on February 14, 2018.

(14)
Consists of 2,585,383 shares of common stock reported as beneficially owned by each of D.E.Shaw & Co., L.P. and David E. Shaw, of which each such entity or person reports sole voting power with respect to zero shares, shared voting power with respect to 2,507,683 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 2,585,383 shares. This is composed of (i) 1,074,028 shares in the name of D. E. Shaw Valence Portfolios, L.L.C., (ii) 872,303 shares in the name of D. E. Shaw Oculus Portfolios, L.L.C., (iii) 33 shares in the name of D. E. Shaw Asymptote Portfolios, L.L.C., and (iv) 639,019 shares under the management of D. E. Shaw Investment Management, L.L.C. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the manager and investment adviser of D. E. Shaw Valence Portfolios, L.L.C., the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., and the managing member of (i) D. E. Shaw Investment Management, L.L.C. and (ii) D. E. Shaw Adviser, L.L.C., which in turn is the investment adviser of D. E. Shaw Asymptote Portfolios, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Oculus Portfolios, L.L.C. and the managing member of D. E. Shaw Manager, L.L.C., which in turn is the manager of D. E. Shaw Asymptote Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of 2,507,683 shares, and the shared power to dispose or direct the disposition of 2,585,383 shares, the 2,585,383 shares as described above constituting 7.2% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 2,585,383 shares. The address for each of D.E.Shaw & Co., L.P. and David E. Shaw is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. We obtained the information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC on February 14, 2018.

(15)
Consists of 2,350,000 shares of common stock reported as beneficially owned by each of Stonepine Capital Management, LLC (the “General Partner”), Stonepine Capital, L.P. (the “Partnership”), Jon M. Plexico and Timothy P. Lynch (collectively, the “Filers”). The General Partner is the general partner and investment adviser of investment funds, including the Partnership. Mr. Plexico and Mr. Lynch are the control persons of the General Partner. Each Filer disclaims beneficial ownership of the shares beneficially owned except to the extent of that person’s pecuniary interest therein. In addition, the Partnership disclaims that it is a beneficial owner of the shares. The address for each of the Filers is 919 NW. Bond Street, Suite 204, Bend, OR 97703. We obtained the information regarding beneficial ownership of these shares solely from Amendment No. 2 to Schedule 13G that was filed with the SEC on February 13, 2018.

(16)
Consists of 1,915,300 shares of common stock reported as beneficially owned by each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, of which each such entity reports sole voting power with respect to 395,043 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 803,685 shares and shared dispositive power with respect to 1,111,615 shares. The address for each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, NY 10022. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13G that was filed with the SEC on February 14, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and representations made by the persons required to file these reports, we believe that, during the year ended December 31, 2017, our directors, executive officers and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them.
OTHER MATTERS
Our board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies
This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We have retained Georgeson, LLC, or Georgeson, to assist us in our proxy solicitation. We will pay Georgeson a base fee of $15,000, plus incremental solicitation fees expected to range from approximately $5,000 to $10,000 and reimbursement of out-of pocket expenses. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Ophthotech Corporation, One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary, or by calling (212) 845-8200. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and phone number.
Deadline for Submission of Stockholder Proposals for 2019 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our 2019 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary, no later than December 18, 2018, the date that is 120 days prior to the first anniversary of the date of this proxy statement, in order to be included in the proxy statement and proxy card relating to that meeting.
If a stockholder wishes to present a proposal at our 2019 annual meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must receive such notice no earlier than January 23, 2019, and no later than February 22, 2019, provided that if the date of the 2019 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the Annual Meeting, such notice must instead be received by the Secretary no earlier than the 120th day prior to the 2019 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2019 annual meeting of stockholders and (ii) the tenth day following the day on which notice of the date of the 2019 annual meeting of stockholders was mailed or public disclosure of the date of the 2019 annual meeting of stockholders was made, whichever occurs first.

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Ophthotech Corporation

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2018.

Vote by Internet

- Go to **www.envisionreports.com/OPHT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors of Ophthotech Corporation recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:

	For	Withhold
01 - Axel Bolte	☐	☐
02 - David E. Redlick	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) or postponement(s) thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
Ophthotech Corporation Shareholders

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy – Ophthotech Corporation

Annual Meeting of Stockholders – May 23, 2018
Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints David Guyer, Glenn Sblendorio and Todd Anderman, or any of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2018 Annual Meeting of Stockholders of OPHTHOTECH CORPORATION to be held on May 23, 2018, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.

Ophthotech Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors of Ophthotech Corporation recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

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1. Election of Directors:

	For	Withhold		For	Withhold
01 - Axel Bolte	☐	☐	02 - David E. Redlick	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Ophthotech Corporation

Annual Meeting of Stockholders – May 23, 2018
Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints David Guyer, Glenn Sblendorio and Todd Anderman, or any of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2018 Annual Meeting of Stockholders of OPHTHOTECH CORPORATION to be held on May 23, 2018, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.